UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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RingCentral, Inc.

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RINGCENTRAL, INC.

20 DAVIS DRIVE

BELMONT, CALIFORNIA 94002

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held at 10:00 a.m. Pacific Daylight Time on Friday, May 6, 2016

Dear Stockholders of RingCentral, Inc.:

The Annual Meeting of Stockholders of RingCentral, Inc., a Delaware corporation, will be held on Friday, May 6, 2016, at 10:00 a.m. Pacific Daylight Time, at the Sofitel San Francisco Bay Hotel, 223 Twin Dolphin Drive, Redwood City, California 94065, for the following purposes as more fully described in the accompanying proxy statement:

1.	To elect the five (5) directors nominated by our board of directors and named in the proxy statement (Proposal One);

2.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2016 (Proposal Two);

3.	To approve, on an advisory and non-binding basis, executive compensation as described in this proxy statement (Proposal Three); and

4.	To approve, on an advisory and non-binding basis, the frequency of future advisory votes on executive compensation (Proposal Four).

The board of directors of RingCentral, Inc. has fixed the close of business on March 29, 2016 as the record date for the meeting. Only stockholders of record of our Class A common stock and Class B common stock on March 29, 2016 are entitled to notice of and to vote at the meeting. Further information regarding voting rights and the matters to be voted upon is presented in our proxy statement.

This proxy statement and our 2015 annual report can be accessed directly at the following Internet address: ir@ringcentral.com.

YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the Annual Meeting of Stockholders, we urge you to submit your vote via the Internet, telephone or mail.

We appreciate your continued support of RingCentral, Inc. and look forward to either greeting you personally at the meeting or receiving your proxy.

By order of the Board of Directors,

Vladimir Shmunis
Chairman and Chief Executive Officer
Belmont, California
April 11, 2016

2

RINGCENTRAL, INC.

PROXY STATEMENT

FOR

2016 ANNUAL MEETING OF STOCKHOLDERS

PROCEDURAL MATTERS

This proxy statement and the enclosed form of proxy are furnished in connection with solicitation of proxies by our board of directors for use at the annual meeting of stockholders (the “Annual Meeting”) to be held on May 6, 2016, and any postponements, adjournments or continuations thereof. The Annual Meeting will be held at the Sofitel San Francisco Bay Hotel, located at 223 Twin Dolphin Drive, Redwood City, CA 94065, on Friday, May 6, 2016 at 10:00 a.m. Pacific Daylight Time. This proxy statement, the accompanying form of proxy card and our 2015 annual report are first being mailed on or about April 11, 2016 to all stockholders entitled to vote at the Annual Meeting. We use the terms “RingCentral,” “the Company,” “we,” “our” and “us” in this proxy statement to refer to RingCentral, Inc., a Delaware corporation. RingCentral’s principal executive offices are located at 20 Davis Drive, Belmont, California 94002.

The information provided in the “question and answer” format below is for your convenience only and is merely a summary of the information contained in this proxy statement. You should read this entire proxy statement carefully.

What matters am I voting on?

You will be voting on:

•	a proposal to elect five (5) directors nominated by our board of directors and named in the proxy statement (Proposal One);

•	a proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2016 (Proposal Two);

•	a proposal to approve, on an advisory and non-binding basis, executive compensation as described in this proxy statement (Proposal Three);

•	a proposal to approve, on an advisory and non-binding basis, the frequency of future advisory votes on executive compensation (Proposal Four); and

•	any other business that may properly come before the meeting.

How does the board of directors recommend I vote on these proposals?

The board of directors recommends a vote:

•	“FOR” the election of the five (5) directors nominated by our board of directors and named in the proxy statement (Proposal One);

•	“FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2016 (Proposal Two);

•	“FOR” the executive compensation as described in this proxy statement (Proposal Three); and

•	“FOR” the frequency of every one year for future advisory votes on executive compensation (Proposal Four).

Will there be any other items of business on the agenda?

If any other items of business or other matters are properly brought before the Annual Meeting, your proxy gives discretionary authority to the persons named on the proxy card with respect to those items of business or other matters. The persons named in the proxy card intend to vote the proxy in accordance with their best judgment. Our board of directors does not intend to bring any other matters to be voted on at the Annual Meeting, and we are not currently aware of any matters that may be properly presented by others for action at the Annual Meeting.

Who is entitled to vote?

Holders of our Class A common stock and Class B common stock, as of the close of business on March 29, 2016, the record date, may vote at the Annual Meeting. We refer to the Class A common stock and the Class B common stock collectively as the common stock in this proxy statement. As of the record date, we had 58,799,358 shares of Class A common stock outstanding and 13,428,421 shares of Class B common stock outstanding. In deciding all matters at the Annual Meeting, each holder of our Class A common stock will be entitled to one (1) vote for each share of Class A common stock held on the record date, and each holder of Class B common stock will be entitled to ten (10) votes for each share of Class B common stock held as of the record date. The Class A common stock and Class B common stock will vote as a single class on all matters described in this proxy statement for which your vote is being solicited. No shares of our preferred stock were outstanding as of the record date. We do not have cumulative voting rights for the election of directors.

Registered Stockholders. If your shares are registered directly in your name with our transfer agent, you are considered the stockholder of record with respect to those shares, and this proxy statement was provided to you directly by us. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote in person at the Annual Meeting.

Street Name Stockholders. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and the proxy statement was forwarded to you by your broker, bank or other nominee, who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or other nominee how to vote your shares. Beneficial owners are also invited to attend the Annual Meeting.

However, since a beneficial owner is not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you follow your broker’s procedures for obtaining a legal proxy. If you request a printed copy of the proxy materials by mail, your broker, bank or other nominee will provide a voting instruction card for you to use.

How do I vote?

There are four ways to vote:

•	by Internet at www.investorvote.com/RING, 24 hours a day, seven days a week, until 11:59 p.m. Eastern Time on May 5, 2016 (have your proxy card in hand when you visit the website);

•	by toll-free telephone at 1-800-652-VOTE (8683), until 11:59 p.m. Eastern Time on May 5, 2016 (have your proxy card in hand when you call);

•	by completing and mailing your proxy card, which shall be received by us no later than May 5, 2016 (if you received printed proxy materials); or

•	by written ballot at the Annual Meeting.

Can I change my vote?

Yes. You can change your vote or revoke your proxy any time before the Annual Meeting by:

•	entering a new vote by Internet or by telephone;

•	completing and returning a later-dated proxy card;

•	notifying the Corporate Secretary of RingCentral, Inc., in writing, at the address listed on the front page; or

•	completing a written ballot in person at the Annual Meeting.

What is the effect of giving a proxy?

Proxies are solicited by and on behalf of our board of directors. The persons named in the proxy have been designated as proxies by our board of directors. When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instruction of the stockholder. If no specific instructions are given, however, the shares will be voted in accordance with the recommendations of our board of directors as described above. If any matters not described in the proxy statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote your shares. If the Annual Meeting is postponed or adjourned, the proxy holders can vote your shares on the new meeting date as well, unless you have properly revoked your proxy instructions, as described above.

What is a quorum?

A quorum is the minimum number of the aggregate voting power of the stock issued and outstanding and entitled to vote at the Annual Meeting for the meeting to be properly held under our bylaws and Delaware law. The presence, in person or by proxy, of a majority of the aggregate voting power of the stock issued and outstanding and entitled to vote at the Annual Meeting will constitute a quorum at the meeting. A proxy submitted by a stockholder may indicate that all or a portion of the shares represented by the proxy are not being voted (“stockholder withholding”) with respect to a particular matter. Similarly, a broker may not be permitted to vote stock (“broker non-vote”) held in street name on a particular matter in the absence of instructions from the beneficial owner of the stock. See “How may my brokerage firm or other intermediary vote my shares if I fail to provide timely directions?” The shares subject to a proxy that are not being voted on a particular matter because of either stockholder withholding or broker non-vote will count for purposes of determining the presence of a quorum. Abstentions are also counted in the determination of a quorum. If there is no quorum, a majority of the shares present at the Annual Meeting may adjourn the meeting to a later date.

How many votes are needed for approval of each matter?

•	Proposal One: The election of directors requires a plurality vote of the voting power of the stock issued and outstanding and present in person or by proxy at the meeting and entitled to vote thereon. “Plurality” means that the individuals who receive the largest number of votes cast “for” are elected as directors. As a result, any shares not voted “for” a particular nominee (whether as a result of a stockholder abstention or a broker non-vote) will not be counted in such nominee’s favor and will have no effect on the outcome of the election. You may vote “for” or “withhold” on each of the nominations for election as a director.

•	Proposal Two: The ratification of the appointment of KPMG LLP must receive the affirmative vote of a majority of the voting power of the stock issued and outstanding and present in person or by proxy at the meeting and entitled to vote thereon to be approved. Abstentions are considered votes cast and, thus, will have the same effect as a vote “against” the proposal. Broker no-votes will have no effect on the outcome of this proposal.

•	Proposals Three: The approval, on an advisory and non-binding basis, of the executive compensation as described in this proxy statement must receive the affirmative vote of a majority of the shares present in person or by proxy at the meeting and entitled to vote thereon to be approved. Abstentions are considered votes cast and thus, will have the same effect as a vote “against” the proposal. Broker non-votes will have no effect on the outcome of this proposal.

•	Proposal Four: The recommendation, on an advisory and non-binding basis, of the frequency of future advisory votes on executive compensation – every year, every two years or every three years – receiving the highest number of votes cast will be considered the frequency preferred by our stockholders.

How are proxies solicited for the Annual Meeting?

The board of directors is soliciting proxies for use at the Annual Meeting. All expenses associated with this solicitation will be borne by us. We will reimburse brokers or other nominees for reasonable expenses that they incur in sending these proxy materials to you if a broker, bank or other nominee holds your shares.

How may my brokerage firm or other intermediary vote my shares if I fail to provide timely directions?

Brokerage firms and other intermediaries holding shares of common stock in street name for customers are generally required to vote such shares in the manner directed by their customers. In the absence of timely directions, your broker will have discretion to vote your shares on our sole “routine” matter—the proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm. Your broker will not have discretion to vote on (i) the election of directors, (ii) the stockholder advisory vote on the compensation of our named executive officers or (iii) the frequency of future stockholder advisory votes on the compensation of our named executive officers, which are “non-routine” matters, absent direction from you.

Is my vote confidential?

Proxy instructions, ballots, and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within RingCentral or to third parties, except as necessary to meet applicable legal requirements, to allow for the tabulation of votes and certification of the vote, or to facilitate a successful proxy solicitation.

Will members of the board of directors attend the Annual Meeting?

We encourage, but do not require, our board members to attend the Annual Meeting. Those that do attend will be available to answer appropriate questions from stockholders.

Where can I find the voting results of the Annual Meeting?

We will announce preliminary voting results at the Annual Meeting. We will also disclose voting results on a Current Report on Form 8-K that we will file with the Securities and Exchange Commission (“SEC”) within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Current Report on Form 8-K, we will file a Current Report on Form 8-K to publish preliminary results and will provide the final results in an amendment to that Form 8-K as soon as they become available.

I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?

We have adopted a procedure called “householding,” which the SEC has approved. Under this procedure, we deliver a single copy of the proxy materials and 2015 annual report to multiple stockholders who share the same address unless we received contrary instructions from one or more of the stockholders. This procedure reduces our printing costs, mailing costs, and fees. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will deliver promptly a separate copy of the proxy materials and 2015 annual report to any stockholder at a shared address to which we delivered a single copy of any of these documents. To receive a separate copy, or, if you are receiving multiple copies, to request that RingCentral only send a single copy of the proxy materials and 2015 annual report, stockholders may contact us as follows:

RingCentral, Inc.

Attention: Investor Relations

20 Davis Drive

Belmont, California 94002

Email: ir@ringcentral.com

Stockholders who hold shares in street name may contact their brokerage firm, bank, broker-dealer or other similar organization to request information about householding.

What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?

Stockholder Proposals

Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at the next annual meeting of stockholders by submitting their proposals in writing to our Corporate Secretary in a timely manner. For a stockholder proposal to be considered for inclusion in our proxy statement for our 2017 annual meeting of stockholders, our Corporate Secretary must receive the written proposal at our principal executive offices not later than December 12, 2016. In addition, stockholder proposals must comply with the requirements of Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Proposals should be addressed to:

RingCentral, Inc.

Attention: Corporate Secretary

20 Davis Drive

Belmont, California 94002

Email: ir@ringcentral.com

Our bylaws also establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders but do not intend for the proposal to be included in our proxy statement. Our bylaws provide that the only business that may be conducted at an annual meeting is business that is (i) specified in our proxy materials with respect to such meeting, (ii) otherwise properly brought before the meeting by or at the direction of our board of directors, or (iii) properly brought before the meeting by a stockholder of record entitled to vote at the annual meeting who has delivered timely written notice to our Corporate Secretary, which notice must contain the information specified in our bylaws. To be timely for our 2017 annual meeting of stockholders, our Corporate Secretary must receive the written notice at our principal executive offices:

•	not earlier than January 26, 2017; and

•	not later than 5:00 p.m. Pacific Daylight Time on February 25, 2017.

In the event that we hold our 2017 annual meeting of stockholders more than 30 days before or more than 60 days after the one-year anniversary date of the 2017 annual meeting, then notice of a stockholder proposal that is not intended to be included in our proxy statement must be received no earlier than the close of business on the 120th day before such annual meeting and no later than the close of business on the later of the following two dates:

•	the 90th day prior to such annual meeting; or

•	the 10th day following the day on which public announcement of the date of such annual meeting is first made.

If a stockholder who has notified us of his or her intention to present a proposal at an annual meeting does not appear to present his or her proposal at such meeting, we are not required to present the proposal for a vote at such meeting.

Nomination of Director Candidates

You may propose director candidates for consideration by our nominating and corporate governance committee. Any such recommendations should include the nominee’s name and qualifications for membership on our board of directors and should be directed to the Corporate Secretary of RingCentral at the address set forth above. For additional information regarding stockholder recommendations for director candidates, see “Board of Directors and Corporate Governance—Stockholder Recommendations for Nominations to the Board of Directors.”

In addition, our bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders. To nominate a director, the stockholder must provide the information required by our bylaws. In addition, the stockholder must give timely notice to our Corporate Secretary in accordance with our bylaws, which, in general, require that the notice be received by our Corporate Secretary within the time period described above under “Stockholder Proposals” for stockholder proposals that are not intended to be included in our proxy statement.

Availability of Bylaws

A copy of our bylaws may be obtained by accessing RingCentral’s filings on the SEC’s website at www.sec.gov. You may also contact our Corporate Secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

PROPOSAL ONE

TO ELECT FIVE (5)  DIRECTORS

General

The nominating and corporate governance committee recommended and the board of directors nominated the following individuals for election as members of our board of directors at the Annual Meeting:

Nominees	Age	Position	Director Since
Vladimir Shmunis	55	Chairman and Chief Executive Officer	1999

Neil Williams(1)	63	Director	2012
Robert Theis*(2)(3)	54	Director	2011

Michelle McKenna-Doyle(1)(2)	49	Director	2015
Allan Thygesen(3)	53	Director	2015

*	Robert Theis has been appointed as a member of our audit committee, effective immediately following the Annual Meeting.
(1)	Member of the Audit Committee
(2)	Member of the Compensation Committee
(3)	Member of the Nominating and Corporate Governance Committee

Mr. Kourey is not standing for re-election at the Annual Meeting but will continue to serve as a member of our board of directors until the expiration of his current term ending on the date of the Annual Meeting. We acknowledge with gratitude Mr. Kourey’s service on the board of directors and his invaluable contributions to the company.

Except as set forth below, unless otherwise instructed, the persons appointed in the accompanying form of proxy will vote the proxies received by them for these nominees, who are all presently directors of RingCentral. In the event that any nominee becomes unavailable or unwilling to serve as a member of our board of directors, the proxy holders will vote in their discretion for a substitute nominee. The term of office of each person elected as a director will continue until the next annual meeting or until a successor has been elected and qualified, or until the director’s earlier death, resignation or removal.

The sections titled “Nominees for Director” and “Board of Directors and Corporate Governance” of this proxy statement contain more information about the leadership skills and other experiences that caused the nominating and corporate governance committee and the board of directors to determine that these nominees should serve as directors of RingCentral.

Nominees for Director

Vladimir Shmunis is one of our co-founders and has served as our Chief Executive Officer, or CEO, and Chairman since our inception in 1999. Prior to RingCentral, from 1992 to 1998, Mr. Shmunis served as President and Chief Executive Officer of Ring Zero Systems, Inc., a desktop communications software provider founded by Mr. Shmunis and acquired by Motorola, Inc. From 1982 to 1992, Mr. Shmunis held various software development and management roles with a number of Silicon Valley companies, including Convergent Technologies, Inc. and Ampex Corporation. Mr. Shmunis holds a B.S. in Computer Science and an M.S. in Computer Science from San Francisco State University.

Our board of directors believes that Mr. Shmunis possesses specific attributes that qualify him to serve as a director, including the perspective and experience he brings as our CEO and his experience as an executive in the technology industry. Our board of directors also believes that he brings historical knowledge, operational expertise and continuity to the board of directors.

Neil Williams has served on our board of directors since March 2012. Mr. Williams has served as Executive Vice President and Chief Financial Officer at Intuit since January 2008. Prior to joining Intuit, from April 2001 to September 2007, Mr. Williams served as Executive Vice President of Visa U.S.A., Inc., a credit and debit card payment network. From November 2004 to September 2007, he served as Chief Financial Officer. During the same period, Mr. Williams held the dual role of Chief Financial Officer for Inovant LLC, Visa’s global IT organization. Mr. Williams holds a B.A. in Business Administration from the University of Southern Mississippi and is a certified public accountant.

Our board of directors believes that Mr. Williams possesses specific attributes that qualify him to serve as a director, including his professional experience in the areas of finance, accounting and audit oversight.

Robert Theis has served on our board of directors since August 2011. Mr. Theis is Co-Founder and has served as Managing Partner of Garnett Theis Capital, a venture capital firm, since October 2014. He served as a managing director at Scale Venture Partners, a venture capital firm, from May 2008 to October 2014. Mr. Theis also serves on the board of directors at BrightRoll, Inc., a provider of digital video advertising, HubSpot, Inc., a provider of inbound marketing software, and PeopleMatter, Inc., a provider of human capital management software. Prior to joining Scale Ventures, from July 2000 to April 2008, Mr. Theis served as a general partner with Doll Capital Management, a venture capital firm. From July 1996 to June 2000, Mr. Theis served as executive vice president and served on the board of directors of New Era of Networks, Inc., a supplier of Internet infrastructure software and services. From April 1986 to June 1996, Mr. Theis served as a Managing Director at Sun Microsystems, Inc., a provider of computers and computer components acquired by Oracle Corporation, and from January 1984 to March 1986, as Marketing Manager at Silicon Graphics, Inc., a provider of high-performance computing solutions. Mr. Theis holds a B.A. in Economics from the University of Pittsburgh, Pennsylvania.

Our board of directors believes that Mr. Theis possesses specific attributes that qualify him to serve as a director, including his substantial experience as a venture capitalist investment professional and as a director of technology infrastructure and applications companies.

Michelle McKenna-Doyle has served on our board of directors since March 2015. Ms. McKenna-Doyle has served as Senior Vice President and Chief Information Officer of the NFL, a professional sports league, since September 2012. Prior to joining the NFL, from May 2011 to September 2012, Ms. McKenna-Doyle served as Senior Vice President and Chief Information Officer at Constellation Energy, a provider of electricity, natural gas and sustainable solutions to residential and business customers. From July 2010 to May 2011, Ms. McKenna-Doyle served as President of Vision Interactive Media Group, a global digital interactive media solutions provider. From May 2007 to June 2010, Ms. McKenna-Doyle served as Senior Vice President and Chief Information Officer of Universal Orlando Resort. Ms. McKenna-Doyle currently serves on the board of directors of Insperity, Inc. Ms. McKenna-Doyle is a certified public accountant and holds a B.S. in Accounting from Auburn and a MBA in from the Crummer Graduate School of Business at Rollins College in Winter Park Florida.

Our board of directors believes that Ms. McKenna-Doyle possesses specific attributes that qualify her to serve as a director, including more than 15 years of global technology management and senior leadership, including substantial experience in technology strategy, and her professional experience in the areas of accounting and audit oversight.

Allan Thygesen has served on our board of directors since October 2015. Mr. Thygesen has served since September 2011 as Vice President at Google Inc. (a subsidiary of Alphabet Inc.) and is currently Vice President, Global SMB Sales and Operations. He is also a lecturer at the Stanford Graduate School of Business. Before joining Google, Mr. Thygesen consulted to Google and other companies in 2010 and until September 2011 and previously co-founded an early stage venture firm and was a managing director and partner in the U.S. venture and growth funds of The Carlyle Group, where he led investments in startups in sectors including e-commerce, mobile advertising and imaging. Earlier, Mr. Thygesen served as an executive in several public and private companies, including Wink Communications, which he helped take public in 1999. Mr. Thygesen has also served on the boards of directors of various private companies.

Our board of directors believes that Mr. Thygesen possesses specific attributes that qualify him to serve as a director, including his professional experience in the areas of advertising, scaling operations and market strategies.

If you are a record holder and you sign your proxy card or vote by telephone or over the Internet but do not give instructions with respect to the voting of directors, your shares will be voted FOR the election of Messrs. Shmunis, Williams, Theis, Thygesen and Ms. McKenna-Doyle. RingCentral expects that Messrs. Shmunis, Williams, Theis, Thygesen and Ms. McKenna-Doyle will accept such nomination; however, in the event that a nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the board of directors to fill such vacancy. If you wish to give specific instructions with respect to the voting of directors, you may do so by indicating your instructions on your proxy card or when you vote by telephone or over the Internet. If you hold your shares in street name and you do not give voting instructions to your broker, your broker will leave your shares unvoted on this matter.

Vote Required

Directors are elected by a plurality vote. The five nominees for director receiving the highest number of votes cast will be elected as directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES NAMED ABOVE.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Director Independence

Under the rules of the NYSE, independent directors must comprise a majority of a listed company’s board of directors within a specified period of the completion of its initial public offering. In addition, the rules of the NYSE require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent. Under the rules of the NYSE, a director is independent only if our board of directors makes an affirmative determination that the director has no material relationship with us.

Our board of directors undertook a review of its composition, the composition of its committees and the independence of each director. The determination of our board of directors was based upon information requested from and provided by each director concerning his background, employment and affiliations, including family relationships. In making this determination, our board of directors considered the relationships that each non-employee director has with us and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director.

With respect to Mr. Williams, our board of directors specifically considered that Mr. Williams is the Executive Vice President and Chief Financial Officer of Intuit Inc. and the terms and value of the fax services sales contract we have with Intuit Inc. Our board of directors has concluded that our relationship with Intuit Inc. is not a material relationship that would impede the exercise of independent judgment by Mr. Williams. With respect to Mr. Kourey, our board of directors specifically considered that Mr. Kourey is the Chief Financial Officer of Medallia, Inc. and the terms and value of the cloud communications services sales contract we have with Medallia, Inc. and the data analytics services we purchased from Medallia, Inc. Our board of directors has concluded that our relationship with Medallia, Inc. is not a material relationship that would impede the exercise of independent judgment by Mr. Kourey. With respect to Mr. Thygesen, our board of directors specifically considered that Mr. Thygesen is Vice President, Global SMB Sales and Operations at Google Inc. (though he is not an executive officer at Google Inc.) and the terms and value of the search engine optimization/search engine marketing agreement we have with Google Inc. Our board of directors has concluded that our relationship with Google Inc. is not a material relationship that would impede the exercise of independent judgment by Mr. Thygesen. Our board of directors has determined that all of the members of our board of directors, except our CEO, Mr. Shmunis, are “independent” as defined in the applicable NYSE rules and applicable rules and regulations of the SEC.

Leadership Structure

Mr. Shmunis currently serves as both Chairman of our board of directors and CEO. Our board of directors believes that the current board leadership structure, coupled with a strong emphasis on board independence, provides effective independent oversight of management while allowing the board and management to benefit from Mr. Shmunis’ leadership, company specific experience and years of experience as an executive in the technology industry. Serving on our board of directors and as CEO since our founding in 1999, Mr. Shmunis is best positioned to identify strategic priorities, lead critical discussion and execute our strategy and business plans. Mr. Shmunis possesses detailed in-depth knowledge of the issues, opportunities and challenges facing us. Independent directors and management sometimes have different perspectives and roles in strategy development. Our independent directors bring experience, oversight and expertise from outside of our company, while the CEO brings company specific experience and expertise. The board of directors believes that Mr. Shmunis’ combined role enables strong leadership, creates clear accountability and enhances our ability to communicate our message and strategy clearly and consistently to stockholders.

Lead Independent Director

Our corporate governance guidelines provide that one of our independent directors should serve as a lead independent director at any time when the Chairman is not independent. Because our CEO, Mr. Shmunis, is our Chairman, our board of directors appointed Mr. Leone to serve as our lead independent director. Mr. Leone served as lead independent director during fiscal 2015 through the date of our 2015 annual meeting when he did not stand for re-election. Our board of directors has since appointed Mr. Theis to serve as our lead independent director. Our lead independent director presided over periodic meetings of our independent directors, served as a liaison between our Chairman and the independent directors and performed such additional duties as our board of directors otherwise determined and delegated.

Board Meetings and Committees

During the year ended December 31, 2015, the board of directors held six meetings (including regularly scheduled and special meetings), and acted by unanimous written consent one time. No director attended fewer than 75% of the total number of meetings of the board of directors and the committees of which he was a member. Although we do not have a formal policy regarding attendance by members of our board of directors at annual meetings of stockholders, we encourage but do not require our directors to attend. Four of our directors attended our 2015 annual meeting.

Our board of directors has established an audit committee, a compensation committee and a nominating and corporate governance committee. Our board of directors may establish other committees from time to time. The charters for each of our committees are available on our website at ir.ringcentral.com.

Audit Committee

Our audit committee oversees our accounting and financial reporting process and the audit of our financial statements and assists our board of directors in monitoring our financial systems and our legal and regulatory compliance. Our audit committee is responsible for, among other things:

•	appointing, approving the compensation of, and assessing the independence of our independent registered public accounting firm;

•	pre-approving auditing and permissible non-audit services, and the terms of such services, to be provided by our independent registered public accounting firm;

•	reviewing annually a report by the independent registered public accounting firm regarding the independent registered public accounting firm’s internal quality control procedures and various issues relating thereto;

•	reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures;

•	coordinating the oversight and reviewing the adequacy of our internal control over financial reporting with both management and the independent registered public accounting firm;

•	establishing policies and procedures for the receipt and retention of accounting related complaints and concerns, including a confidential, anonymous mechanism for the submission of concerns by employees;

•	periodically reviewing legal compliance matters, including securities trading policies, periodically reviewing significant accounting and other financial risks or exposures to our company and reviewing and, if appropriate, approving all transactions between our company or its subsidiaries and any related party (as described in Item 404 of Regulation S-K);

•	periodically reviewing our code of business conduct and ethics;

•	establishing policies for the hiring of employees and former employees of the independent registered public accounting firm; and

•	reviewing the audit committee report required by SEC rules to be included in our annual proxy statement.

The audit committee has the power to investigate any matter brought to its attention within the scope of its duties and the authority to retain counsel and advisors to fulfill its responsibilities and duties.

Our audit committee is currently comprised of Michelle McKenna-Doyle, Michael Kourey and Neil Williams, who is the chairperson of the committee. During part of fiscal year 2015, Bobby Yerramilli-Rao and Robert Theis also served on our audit committee. Mr. Yerramilli-Rao resigned from our board of directors, and from our audit committee, as of March 2015, and Mr. Theis resigned from the audit committee as of April 2015. In addition, Mr. Kourey is not standing for re-election at the Annual Meeting, but will continue to serve as a member of our board of directors and our audit committee until the expiration of his current term ending on the date of the Annual Meeting. Accordingly, our board of directors has appointed Robert Theis as member of our audit committee, effective immediately following the Annual Meeting. Our board of directors has designated Neil Williams, Michael Kourey, Robert Theis and Michelle McKenna-Doyle as “audit committee financial experts,” as defined under the rules of the SEC implementing Section 407 of the Sarbanes Oxley Act of 2002.

Our board of directors has considered the independence and other characteristics of each member of our audit committee and has concluded that the composition of our audit committee meets the requirements for independence under the current requirements of the NYSE and SEC rules and regulations. Audit committee members must satisfy additional independence criteria set forth under Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In order to be considered independent for purposes of the Rule 10A-3, an audit committee member may not, other than in his capacity as a member of the audit committee, accept consulting, advisory or other fees from us or be an affiliated person of us. Each of the members of our audit committee qualifies as an independent director pursuant to Rule 10A-3.

Our audit committee had four meetings in 2015 and did not act by unanimous written consent in 2015.

Compensation Committee

Our compensation committee oversees our compensation policies, plans and programs. The compensation committee is responsible for, among other things:

•	reviewing and recommending policies, plans and programs relating to compensation and benefits of our directors, officers and employees;

•	annually reviewing and approving corporate goals and objectives relevant to compensation of our chief executive officer;

•	annually evaluating the performance of our chief executive officer in light of such corporate goals and objectives and recommending the compensation of our chief executive officer to the board of directors for its approval;

•	administering our equity compensations plans for our employees and directors; and

•	reviewing for inclusion in our proxy statement the report of the compensation committee required by the SEC.

The compensation committee also has the power to investigate any matter brought to its attention within the scope of its duties and the authority to retain counsel and advisors to fulfill its responsibilities and duties.

Our compensation committee is currently comprised of Michelle McKenna-Doyle, Michael Kourey and Robert Theis, who is the chairperson of the committee. During part of fiscal year 2015, Douglas Leone also served on our compensation committee, but resigned from our compensation committee as of April 2015. In addition, Mr. Kourey is not standing for re-election at the Annual Meeting but will continue to serve as a member of our board of directors and our compensation committee until the expiration of his current term ending on the date of the Annual Meeting. Our board of directors has determined that each member of the compensation committee is an independent director for compensation committee purposes as that term is defined in the applicable rules of the NYSE, is a “non-employee director” within the meaning of Rule 16b-3(d)(3) promulgated under the Exchange Act, and is an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code.

Our compensation committee had seven meetings in 2015 and acted by unanimous written consent one time in 2015.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee, or nominating committee, oversees and assists our board of directors in reviewing and recommending corporate governance policies and nominees for election to our board of directors and its committees. The nominating committee is responsible for, among other things:

•	evaluating and making recommendations regarding the organization and governance of our board of directors and its committees and changes to our certificate of incorporation and bylaws and stockholder communications;

•	reviewing succession planning for our chief executive officer and other executive officers and evaluating potential successors;

•	assessing the performance of board members and making recommendations regarding committee and chair assignments and composition and size of our board of directors and its committees;

•	recommending desired qualifications for board and committee membership and conducting searches for potential members of our board of directors;

•	evaluating and making recommendations regarding the creation of additional committees or the change in mandate or dissolution of committees;

•	reviewing and making recommendations with regard to our corporate governance guidelines and compliance with laws and regulations; and

•	reviewing and approving conflicts of interest of our directors and corporate officers, other than related party transactions reviewed by the audit committee.

The nominating committee also has the power to investigate any matter brought to its attention within the scope of its duties. It also has the authority to retain counsel and advisors to fulfill its responsibilities and duties.

Our nominating committee is currently comprised of Allan Thygesen, Robert Theis and Michael Kourey, who is the chairperson of the committee. During part of fiscal year 2015, David Weiden and Douglas Leone also served on our nominating committee. Mr. Leone resigned from our nominating committee as of April 2015, and Mr. Weiden resigned from our board of directors, and from our nominating committee, as of April 2015. In addition, Mr. Kourey is not standing for re-election at the Annual Meeting, but will continue to serve as a member of our board of directors and our nominating committee until the expiration of his current term ending on the date of the Annual Meeting. Accordingly, our board of directors will appoint a new chairperson of our nominating committee following the Annual Meeting. Each of the nominating committee members is an independent director for nominating committee purposes as that term is defined in the applicable rules of the NYSE.

Our nominating committee had three meetings in 2015 and did not act by unanimous written consent in 2015.

Considerations in Evaluating Director Nominees

The nominating committee uses a variety of methods for identifying and evaluating director nominees. In its evaluation of director candidates, the nominating committee will consider the current size and composition of the board of directors and the needs of the board of directors and the respective committees of the board of directors. Some of the qualifications that the nominating committee considers include, without limitation, issues of character, integrity, judgment, diversity of experience, independence, area of expertise, corporate experience, length of service, potential conflicts of interest and other commitments. The nominating committee requires the following minimum qualifications to be satisfied by any nominee for a position on our board of directors, (1) the highest personal and professional ethics and integrity, (2) proven achievement and competence in the nominee’s field and the ability to exercise sound business judgment, (3) skills that are complementary to those of the existing members of our board of directors, (4) the ability to assist and support management and make significant contributions to the company’s success, and (5) an understanding of the fiduciary responsibilities that are required of a member of our board of directors, and the commitment of time and energy necessary to diligently carry out those responsibilities. Other than the foregoing, there are no stated minimum criteria for director nominees, although the nominating committee may also consider such other factors as it may deem, from time to time, are in our and our stockholders’ best interests. The nominating committee may also take such measures that it considers appropriate in connection with its evaluation of a director candidate, including candidate interviews, inquiry of the person or persons making the recommendation or nomination, engagement of an outside search firm to gather additional information, or reliance on the knowledge of the members of the nominating committee, the board of directors or management.

Although the board of directors does not maintain a specific policy with respect to board diversity, the board of directors believes that the board should be a diverse body, and the nominating committee considers a broad range of backgrounds and experiences. In making determinations regarding nominations of directors, the nominating committee may take into account the benefits of diverse viewpoints. The nominating committee also considers these and other factors as it oversees the annual board of director and committee evaluations. After completing its review and evaluation of director candidates, the nominating committee recommends to the full board of directors the director nominees for selection.

Stockholder Recommendations for Nominations to the Board of Directors

The nominating committee will consider candidates for director recommended by stockholders holding at least one percent (1%) of the fully diluted capitalization of the company continuously for at least twelve (12) months prior to the date of the submission of the recommendation, so long as such recommendations comply with the certificate of incorporation and bylaws of our company and applicable laws, rules and regulations, including those promulgated by the SEC. The committee will evaluate such recommendations in accordance with its charter, our bylaws, our policies and procedures for director candidates, as well as the regular nominee criteria described above. This process is designed to ensure that the board of directors includes members with diverse backgrounds, skills and experience, including appropriate financial and other expertise relevant to our business. Eligible stockholders wishing to recommend a candidate for nomination should contact our General Counsel or our Legal Department in writing. Such recommendations must include the information about the candidate, relevant qualifications, a signed letter from the candidate confirming willingness to serve, a statement of support by the recommending stockholder, information regarding any relationships between the candidate and the company and evidence of the recommending stockholder’s ownership of company stock. The committee has discretion to decide which individuals to recommend for nomination as directors.

A stockholder of record can nominate a candidate directly for election to the board of directors by complying with the procedures in Section 2.4 of our bylaws. Any eligible stockholder who wishes to submit a nomination should review the requirements in the bylaws on nominations by stockholders. Any nomination should be sent in writing to the company, attention of the Secretary, General Counsel or the Legal Department, at RingCentral, Inc., 20 Davis Drive, Belmont, California 94002. Notice must be received by us no earlier than January 26, 2017 and no later than 5:00 p.m. Pacific Daylight Time on February 25, 2017 for our 2017 annual meeting. The notice must state the information required by Section 2.4(ii)(b) of our bylaws and otherwise must comply with applicable federal and state law. The Secretary of the Company will provide a copy of the Amended and Restated Bylaws upon request in writing from a stockholder.

Communications with the Board of Directors

Stockholders and other interested parties wishing to communicate with our board of directors or with an individual member or members of our board of directors may do so by writing to our board of directors or to the particular member or members of our board of directors, and mailing the correspondence to our General Counsel at RingCentral, Inc., 20 Davis Drive, Belmont, California 94002, Attn: General Counsel. Each communication should set forth (i) the name and address of the stockholder, as it appears on our books, and if the shares of our common stock are held by a nominee, the name and address of the beneficial owner of such shares, and (ii) the number of shares of our common stock that are owned of record by the record holder and beneficially by the beneficial owner.

Our General Counsel, in consultation with appropriate members of our board of directors as necessary, will review all incoming communications and, if appropriate, all such communications will be forwarded to the appropriate member or members of our board of directors, or if none is specified, to the Chairman of our board of directors. This procedure does not apply to stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act, as amended.

Corporate Governance Guidelines and Code of Business Conduct and Ethics

We have adopted Corporate Governance Guidelines that address items such as the qualifications and responsibilities of our directors and director candidates and corporate governance policies and standards applicable to us in general. In addition, we have adopted a Code of Business Conduct and Ethics that is applicable to all of our employees, officers and directors, including our chief executive and senior financial officers. The Corporate Governance Guidelines and Code of Business Conduct and Ethics are available on our website at ir.ringcentral.com. We expect that any amendment to the code, or any waivers of its requirements, will be disclosed on our website. The inclusion of our website in this prospectus does not include or incorporate by reference the information on our website into this prospectus.

Risk Management

Risk is inherent with every business, and we face a number of risks, including strategic, financial, business and operational, legal and compliance, and reputational. We have designed and implemented processes to manage risk in our operations. Management is responsible for the day-to-day management of risks the company faces, while our board of directors, as a whole and assisted by its committees, has responsibility for the oversight of risk management. In its risk oversight role, our board of directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are appropriate and functioning as designed.

Our board of directors believes that open communication between management and the board of directors is essential for effective risk management and oversight. Our board of directors meets with members of the senior management team at regular board meetings, where, among other topics, they discuss strategy and risks facing the company.

While our board of directors is ultimately responsible for risk oversight, our board committees assist the board of directors in fulfilling its oversight responsibilities in certain areas of risk. The audit committee assists our board of directors in fulfilling its oversight responsibilities with respect to risk management in the areas of significant accounting and other financial risk exposure, and discusses with management and the independent auditor guidelines and policies with respect to risk assessment and risk management. The audit committee also reviews management’s assessment of the key risks facing us, including the key controls it relies on to mitigate those risks. The audit committee also monitors certain key risks at each of its regularly scheduled meetings, such as risk associated with internal control over financial reporting and liquidity risk. The nominating committee assists our board of directors in fulfilling its oversight responsibilities with respect to the management of risk associated with board organization, membership and structure, and corporate governance. The compensation committee assesses risks created by the incentives inherent in our compensation philosophy and practices. Finally, the full board of directors reviews strategic and operational risk in the context of reports from the management team, receives reports on all significant committee activities at each regular meeting, and evaluates the risks inherent in significant transactions.

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee is an officer or employee of our company. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee.

Non-Employee Director Compensation

In September 2013, our board of directors, after reviewing data provided by our independent compensation consulting firm, Compensia, Inc., or Compensia, regarding practices at comparable companies,

adopted a compensation program for non-employee directors to attract, retain and reward its qualified directors and align the financial interests of the non-employee directors with those of our stockholders. Pursuant to this compensation program, each non-employee director will receive cash and equity compensation for board services as described below. In addition, we will reimburse our non-employee directors for expenses incurred in connection with attending board and committee meetings as well as continuing director education.

Cash Compensation

Prior to April 2015, our non-employee directors were entitled to receive the following cash compensation for their services:

•	$25,000 per year for service as a board member;

•	$20,000 per year for service as chair of the audit committee;

•	$10,000 per year for service as chair of the compensation committee;

•	$5,000 per year for service as chair of the nominating and governance committee;

•	$8,000 per year for service as member of the audit committee;

•	$4,000 per year for service as member of the compensation committee; and

•	$2,000 per year for service as member of the nominating and governance committee.

All cash payments to non-employee directors were paid quarterly in arrears.

Prior to March 2016 and after April 2015, our non-employee directors were entitled to receive the following cash compensation for their services:

•	$35,000 per year for service as a board member;

•	$10,000 per for service as lead director;

•	$20,000 per year for service as chair of the audit committee;

•	$12,500 per year for service as chair of the compensation committee;

•	$7,000 per year for service as chair of the nominating and governance committee;

•	$8,000 per year for service as member of the audit committee;

•	$5,000 per year for service as member of the compensation committee; and

•	$3,000 per year for service as member of the nominating and governance committee.

All cash payments to non-employee directors are paid quarterly in arrears.

In March 2016, our board of directors, after reviewing data provided by Compensia regarding practices at comparable companies, amended the non-employee director cash compensation program such that our non-employee directors are entitled to receive the following cash compensation for their services:

•	$37,500 per year for service as a board member;

•	$15,000 per for service as lead director;

•	$25,000 per year for service as chair of the audit committee;

•	$20,000 per year for service as chair of the compensation committee;

•	$10,000 per year for service as chair of the nominating and governance committee;

•	$10,000 per year for service as member of the audit committee;

•	$8,000 per year for service as member of the compensation committee; and

•	$5,000 per year for service as member of the nominating and governance committee.

All cash payments to non-employee directors are paid quarterly in arrears.

Equity Compensation

On the date of each annual meeting of stockholders beginning with the first annual meeting following our initial public offering in September 2013 through April 2015, each non-employee director was granted an award of options or restricted stock units (“RSUs”) having an award value of $175,000 (as determined based on the fair value of the award on the date of grant), which awards vested in twelve equal monthly installments beginning on the first monthly anniversary after the grant date, and vested fully on the date of the next annual meeting held after the date of grant if not fully vested on such date, in each case, subject to the non-employee director having continued to be a service provider through each vesting date. In the event of a change in control, 100% of the non-employee director’s outstanding and unvested equity awards would immediately vest and, if applicable, become exercisable. In no event would the award granted under the policy be greater than the non-employee director limits set forth in our 2013 Equity Incentive Plan (the “2013 Plan”).

In April 2015, our board of directors amended the non-employee director equity compensation program as follows:

On the first trading day on or after June 1 of each year, each non-employee director will be granted an award of RSUs having an award value (as determined based on the fair value of the award on the date of grant) of $200,000, which award will vest in full on the date that is one year from the date of grant, subject to the non-employee director continuing to be a service provider through such vesting date.

In addition, each person who becomes a non-employee director will receive an award of RSUs having an award value (as determined based on the fair value of the award on the date of grant) equal to (i) $200,000 multiplied by (ii) a fraction, the numerator of which is the number of months between the date the non-employee director becomes a member of the board and the first trading day on or after June 1 following such date and the denominator of which is 12. The date of grant for this award will be the date the non-employee director joins the board, or, if such date occurs during a Company blackout period, the fifth trading day following the expiration of such Company blackout period and any special blackout period in effect, subject to the director remaining on the board through the grant date. This grant will vest in full on the date that is one year from the date of grant, subject to the non-employee director continuing to be a service provider through such vesting date.

In the event of a change in control, 100% of the non-employee director’s outstanding and unvested equity awards will immediately vest and, if applicable, become exercisable. In no event will an award granted under the policy be greater than the non-employee director limits set forth in our 2013 Equity Incentive Plan.

In March 2016, our board of directors, after reviewing data provided by Compensia regarding practices at comparable companies, increased the award value for the RSUs (as determined based on the fair value of the award on the date of grant) from $200,000 to $210,000.

The following table shows, for the fiscal year ended December 31, 2015, certain information with respect to the compensation of all of our non-employee directors.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)	Non- Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Michelle McKenna-Doyle(2)	38,395	249,995	—	—	—	288,390
Allan Thygesen(3)	7,253	133,324	—	—	—	140,577
Robert Theis(4)	48,625	200,000	—	—	—	248,625
Neil Williams(5)	52,500	200,000	—	—	—	252,500
Doug Leone(6)	16,124	—	—	—	—	16,124
David Weiden(7)	6,750	—	—	—	—	6,750
Bobby Yerramilli-Rao(8)	6,763	—	—	—	—	6,763
Mike Kourey(9)	41,250	233,330	—	—	—	274,580

(1)	The amounts listed in the “Stock Awards” column represent the aggregate fair market value of RSUs granted in the fiscal year ended December 31, 2015 and calculated in accordance with FASB ASC Topic 718 (“ASC Topic 718”). See Note 8 to the Notes to our Consolidated Financial Statements for a discussion of assumptions made in determining the grant date fair market value, included as Item 8 to our annual report on Form 10-K for the year ended December 31, 2015, filed with the SEC on February 29, 2016.
(2)	As of December 31, 2015, Ms. McKenna-Doyle held 14,488 RSUs, of which 2,934 shares of our Class A common stock underlying the RSUs vest on May 8, 2016, and 11,554 shares of our Class A common stock underlying the RSUs vest on the earlier of (a) the date of the Annual Meeting or (b) June 1, 2016, in each case, subject to her continued service with us.
(3)	As of December 31, 2015, Mr. Thygesen held 6,280 RSUs, of which 6,280 shares of our Class A common stock underlying the RSUs vest on November 12, 2016, subject to his continued service with us.
(4)	As of December 31, 2015, Mr. Theis held 11,554 RSUs, of which 11,554 shares of our Class A common stock underlying the RSUs vest on the earlier of (a) the date of the Annual Meeting or (b) June 1, 2016, subject to his continued service with us.

(5)	As of December 31, 2015, Mr. Williams held (i) an option to purchase 38,209 shares of our Class A common stock at an exercise price of $12.30 per share, which vests and becomes exercisable in twelve equal monthly installments beginning on the first monthly anniversary after the grant date subject to his continued service with us, (ii) an option to purchase 6,730 shares of our Class A common stock at an exercise price of $13.00 per share, which vests and becomes exercisable in six equal monthly installments beginning on the first monthly anniversary after the grant date, which was September 26, 2013, subject to his continued service with us, (iii) an early exercise option to purchase 30,000 shares of our Class B common stock at an exercise price of $2.73 per share, with one-fourth (1/4) of the shares subject to the option vesting on the first anniversary of the date of grant, which was March 7, 2012, and one forty-eighth (1/48) of the shares subject to the option vesting each month thereafter, such that all of the shares subject to the option will have vested on the fourth anniversary of the date of grant subject to his continued service with us, and (iv) 11,554 RSUs, of which 11,554 shares of our Class A common stock underlying the RSUs vest on the earlier of (a) the date of the Annual Meeting or (b) June 1, 2016, subject to his continued service with us. 73,064 shares of our Class A common stock subject to Mr. Williams’ options were vested as of December 31, 2015.
(6)	Mr. Leone did not stand for reelection to our board of directors at our 2015 annual meeting. As of December 31, 2015, Mr. Leone did not hold any options to purchase shares of our common stock or RSUs.
(7)	Mr. Weiden resigned as a member of our board of directors in April 2015. As of December 31, 2015, Mr. Weiden did not hold any options to purchase shares of our common stock or RSUs.
(8)	Mr. Yerramilli-Rao resigned as a member of our board of directors in March 2015. As of December 31, 2015, Mr. Yerramilli-Rao did not hold any options to purchase shares of our common stock or RSUs.
(9)	As of December 31, 2015, Mr. Kourey held 13,510 RSUs, of which 1,956 shares of our Class A common stock underlying the RSUs vest on May 8, 2016, and 11,554 shares of our Class A common stock underlying the RSUs vest on the earlier of (a) the date of the Annual Meeting or (b) June 1, 2016, in each case, subject to his continued service with us. Mr. Kourey is not standing for re-election at the Annual Meeting, but will continue to serve as a member of our board of directors until the expiration of his current term ending on the date of the Annual Meeting.

PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of the board of directors has appointed KPMG LLP (“KPMG”), independent registered public accountants, to audit our financial statements for the year ending December 31, 2016. During the year ended December 31, 2015, KPMG served as our independent registered public accounting firm.

Notwithstanding its selection and even if our stockholders ratify the selection, our audit committee, in its discretion, may appoint another independent registered public accounting firm at any time during the year if the audit committee believes that such a change would be in the best interests of RingCentral and its stockholders. At the Annual Meeting, the stockholders are being asked to ratify the appointment of KPMG as our independent registered public accounting firm for the year ending December 31, 2016. Our audit committee is submitting the selection of KPMG to our stockholders because we value our stockholders views on our independent registered public accounting firm and as a matter of good corporate governance. Representatives of KPMG will be present at the Annual Meeting, and they will have an opportunity to make statements and will be available to respond to appropriate questions from stockholders.

If the stockholders do not ratify the appointment of KPMG, the board of directors may reconsider the appointment.

Professional Fees Paid to the Independent Registered Public Accounting Firm

The following table presents fees for professional audit services and other services rendered to our company by KPMG for the years ended December 31, 2014 and 2015.

	2014	2015
Audit Fees (1)	$892,000	$1,743,024	(2)
Tax Fees (3)	$25,201	$—

	$917,201	$1,743,024

(1)	“Audit Fees” consist of professional services rendered in connection with the audit of our annual financial statements, including audited financial statements, an audit of the effectiveness of our internal control over financial reporting, the review of our quarterly financial statements presented in our quarterly report on Form 10-Q, and services that are normally provided by the independent registered public accountants in connection with statutory and regulatory filings or engagements for those fiscal years.
(2)	Audit Fees during 2015 also included $14,102 incurred in connection with a statutory audit of RingCentral CH GmbH, our wholly owned subsidiary in Switzerland.
(3)	“Tax Fees” consist of professional services for tax compliance, tax advice and tax planning. These services include assistance with federal, state and international tax compliance, as well as federal, state and international tax planning.

Audit Committee Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Consistent with requirements of the SEC and the Public Company Accounting Oversight Board, or PCAOB, regarding auditor independence, our audit committee is responsible for the appointment, compensation and oversight of the work of our independent registered public accounting firm. In recognition of this responsibility, our audit committee has established a policy for the pre-approval of all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services and other services.

All non-audit services were pre-approved by our audit committee, which concluded that the provision of such services by KPMG, was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The audit committee’s pre-approval policy provides for the pre-approval of audit, audit-related and tax services specifically described by the audit committee on an annual basis, and unless a type of service is pre-approved under the policy, it will require separate pre-approval by the Audit Committee if it is to be provided by the independent registered public accounting firm. The policy authorizes the Audit Committee to delegate to one or more of its members pre-approval authority with respect to permitted services.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE

RATIFICATION OF THE APPOINTMENT OF KPMG LLP.

PROPOSAL THREE

ADVISORY APPROVAL OF EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables stockholders to approve, on an advisory or non-binding basis, the compensation of our named executive officers as disclosed pursuant to Section 14A of the Exchange Act. This proposal, commonly known as a “Say-on-Pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation as a whole. This vote is not intended to address any specific item of compensation or any specific named executive officer, but rather the overall compensation of all of our named executive officers and the philosophy, policies and practices described in this proxy statement.

The Say-on-Pay vote is advisory, and therefore is not binding on us, the compensation committee or our board of directors. The Say-on-Pay vote will, however, provide information to us regarding investor sentiment about our executive compensation philosophy, policies and practices, which the compensation committee will be able to consider when determining executive compensation for the remainder of the current fiscal year and beyond. Our board of directors and our compensation committee value the opinions of our stockholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will endeavor to communicate with stockholders to better understand the concerns that influenced the vote, consider our stockholders’ concerns and the compensation committee will evaluate whether any actions are necessary to address those concerns.

We believe that the information provided in the “Executive Compensation” section of this proxy statement, and in particular the information discussed in “Executive Compensation—Compensation Discussion and Analysis—Compensation Philosophy and Objectives” beginning on page 29 below, demonstrates that our executive compensation program was designed appropriately and is working to ensure management’s interests are aligned with our stockholders’ interests to support long-term value creation. Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation paid to the named executive officers, as disclosed in the proxy statement for the 2015 Annual Meeting pursuant to the compensation disclosure rules of the SEC, including the compensation discussion and analysis, compensation tables and narrative discussion, and other related disclosure.”

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE EXECUTIVE COMPENSATION AS DESCRIBED IN THIS PROXY STATEMENT.

PROPOSAL FOUR

ADVISORY APPROVAL ON FREQUENCY OF

FUTURE ADVISORY VOTES ON NAMED EXECUTIVE COMPENSATION

The Dodd-Frank Act and Section 14A of the Exchange Act enable our stockholders to indicate their preference at least once every six years regarding how frequently we should solicit a non-binding advisory vote on the compensation of our named executive officers as disclosed in our proxy statement. Accordingly, we are asking our stockholders to indicate whether they would prefer an advisory vote every one, two or three years. Alternatively, stockholders may abstain from casting a vote.

After considering the benefits and consequences of each alternative, our board of directors recommends that the advisory vote on the compensation of our named executive officers be submitted to the stockholders every year. In formulating its recommendation, our board of directors considered that compensation decisions are made annually and that an annual advisory vote on executive compensation will allow stockholders to provide more frequent and direct input on our compensation philosophy, policies and practices.

Vote Required

The alternative among one year, two years or three years that receives the highest number of votes from the holders of shares of our common stock present in person or by proxy and entitled to vote at the Annual Meeting will be deemed to be the frequency preferred by our stockholders. Abstentions and broker non-votes will have no effect on this proposal.

While our board of directors believes that its recommendation is appropriate at this time, the stockholders are not voting to approve or disapprove that recommendation, but are instead asked to indicate their preference, on an advisory basis, as to whether the non-binding advisory vote on the approval of our named executive officer compensation should be held every year, two years or three years.

Our board of directors and our compensation committee value the opinions of our stockholders in this matter and, to the extent there is any significant vote in favor of one time period over another, will take into account the outcome of this vote when making future decisions regarding the frequency of holding future advisory votes on the compensation of our named executive officers. However, because this is an advisory vote and therefore not binding on our board of directors or our company, our board of directors may decide that it is in the best interests of our stockholders that we hold an advisory vote on the compensation of our named executive officers more or less frequently than the option preferred by our stockholders. The results of the vote will not be construed to create or imply any change or addition to the fiduciary duties of our board of directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE TO HOLD FUTURE ADVISORY VOTES ON NAMED EXECUTIVE COMPENSATION EVERY “ONE YEAR”.

REPORT OF THE AUDIT COMMITTEE

The following Report of the Audit Committee shall not be deemed to be “soliciting material” and should not be deemed “filed” and shall not be deemed to be incorporated by reference in future filings with the SEC, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act.

The audit committee is a committee of the board of directors comprised solely of independent directors as required by the listing standards of the New York Stock Exchange and rules of the SEC. The audit committee operates under a written charter approved by the board of directors, which is available on the Investor Relations portion of our web site at ir.ringcentral.com. The composition of the audit committee, the attributes of its members and the responsibilities of the audit committee, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees. The audit committee reviews and assesses the adequacy of its charter and the audit committee’s performance on an annual basis.

With respect to the company’s financial reporting process, the management of the company is responsible for (1) establishing and maintaining internal controls and (2) preparing the company’s consolidated financial statements. Our independent registered public accounting firm, KPMG, is responsible for auditing these financial statements and, starting in 2015, for auditing RingCentral’s internal control over financial reporting in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States) and to issue a report thereon. It is the responsibility of the audit committee to oversee these activities. It is not the responsibility of the audit committee to prepare or certify our financial statements or guarantee the audits or reports of the independent auditors. These are the fundamental responsibilities of management and our independent registered public accounting firm. In the performance of its oversight function, the audit committee has:

•	reviewed and discussed the audited financial statements with management and KPMG;

•	discussed with KPMG the matters required to be discussed by the statement on Auditing Standard No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board; and

•	received the written disclosures and the letter from KPMG required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with KPMG its independence.

Based on the audit committee’s review and discussions with management and KPMG, the audit committee recommended to the board of directors that the Company’s audited financial statements be included in the Company’s annual report on Form 10-K for the year ended December 31, 2015, filed with the SEC on February 29, 2016.

Respectfully submitted by the members of the audit committee of the board of directors:

Neil Williams (Chair)

Michelle McKenna-Doyle (1)

Michael Kourey (2)

(1)	Ms. McKenna-Doyle joined the audit committee as of March 2015.
(2)	Mr. Kourey joined the audit committee as of April 2015. Mr. Kourey is not standing for re-election at the Annual Meeting, but will continue to serve as a member of our board of directors and our audit committee until the expiration of his current term ending on the date of the Annual Meeting.

EXECUTIVE OFFICERS

The following table sets forth the names, ages and positions of our executive officers as of March 31, 2016:

Name	Age	Position
Vladimir Shmunis	55	Chief Executive Officer and Chairman
Clyde Hosein	56	Executive Vice President and Chief Financial Officer
Kira Makagon	52	Executive Vice President, Innovation
John Marlow	47	Managing Director – EMEA, Senior Vice President, Corporate Development, General Counsel and Secretary
Praful Shah	60	Senior Vice President, Strategy
David Sipes	49	Executive Vice President and Chief Revenue Officer

Vladimir Shmunis is one of our co-founders and has served as our CEO and Chairman since our inception in 1999. Prior to RingCentral, from 1992 to 1998, Mr. Shmunis served as President and Chief Executive Officer of Ring Zero Systems, Inc., a desktop communications software provider founded by Mr. Shmunis and acquired by Motorola, Inc. From 1982 to 1992, Mr. Shmunis held various software development and management roles with a number of Silicon Valley companies, including Convergent Technologies, Inc. and Ampex Corporation. Mr. Shmunis holds a B.S. in Computer Science and an M.S. in Computer Science from San Francisco State University.

Clyde R. Hosein has served as our Executive Vice President and Chief Financial Officer, or CFO, since August 2013 and served as a consultant to us from June 2013 to August 2013. Prior to joining us, from October 2012 to June 2013, Mr. Hosein served as an independent business consultant. From June 2008 to October 2012, Mr. Hosein served as the Chief Financial Officer of Marvell Technology Group Ltd., a publicly traded fabless semiconductor provider of high-performance, application-specific standard products, and he also served as the Interim Chief Operating Officer and Secretary of Marvell from October 2008 to March 2010. From March 2003 until June 2008, Mr. Hosein served as Chief Financial Officer for Integrated Device Technologies, a publicly traded company that develops and delivers mixed-signal semiconductor solutions to the communications, computing and consumer end markets. From 2001 until 2003, Mr. Hosein served as Chief Financial Officer of Advanced Interconnect Technologies. From 1997 to 2001, Mr. Hosein was the Chief Financial Officer and senior director of corporate planning of Candescent Technologies Corporation. Previous to Candescent, Mr. Hosein spent over 14 years with IBM Corporation, where he held several engineering and financial positions within their storage, microelectronics, data systems and corporate divisions. Mr. Hosein serves on the board of directors of Cree Inc., a publicly traded company that develops and manufactures LED products. Mr. Hosein holds a B.S. in Industrial Engineering from Polytechnic University in New York and an M.B.A. from New York University Stern School of Business.

Kira Makagon has served as our Executive Vice President, Innovation, since August 2012. Prior to joining us, from January 2012 to July 2012, Ms. Makagon served as the Senior Vice President of Products of iCrossing (a global digital marketing agency owned by Hearst Corporation) after the acquisition of Red Aril, Inc. by Hearst Corporation in December 2011. From April 2010 to December 2011, she served as the President of Red Aril, Inc., and from June 2009 to April 2010, she founded and served as the Chief Executive Officer and as a member of the board of directors of Red Aril, Inc. From January 2009 to May 2009, Ms. Makagon served as a consultant and board member of NebuAd, Inc., an online data and media company. From August 2008 to December 2008, she served as Chief Executive Officer of NebuAd, Inc., and from September 2006 to July 2008, she co-founded and served as President of NebuAd, Inc. Prior to that, from 2001 to June 2006, Ms. Makagon served in various roles at Exigen Group, a provider of SaaS workflow platforms and call center solutions, including President, Ventures and Alliances, and Executive Vice

President, Marketing and Business Development, as well as serving on the board of directors. From 1998 to 2000, Ms. Makagon co-founded and served as Senior Vice President, Products and as a board member of Octane Software, a provider of web-based customer relationship management applications, which was acquired by Epiphany, Inc., where she then served as Chief Technology Officer from 2000 to 2001. From 1993 to 1998, she served as Vice President of Product Development of Scopus Technology, a provider of customer relationship management solutions, which was acquired by Siebel Systems. Ms. Makagon advises several early-stage technology companies and currently serves as a member of the board of directors of Airframe Business Software. Ms. Makagon holds a B.A. in Computer Science from the University of California, Berkeley and an M.B.A. from the University of California, Berkeley, Haas School of Business.

John Marlow has served as our Managing Director – EMEA since January 2015, as our Senior Vice President, Corporate Development since June 2013 and as our General Counsel and Secretary since April 2009. He was appointed as Vice President of Corporate Development in November 2008. Mr. Marlow also served on our board of directors from August 2005 until August 2011. In addition, Mr. Marlow serves as the Director of Business and Legal Affairs at BrainSonix Corporation, a private medical device company. Mr. Marlow holds a B.A. in Sociology from Colgate University and a J.D. from the University of California, Berkeley, Boalt Hall School of Law.

Praful Shah has served as our Senior Vice President, Strategy since 2010 and served as our Vice President, Strategy from April 2008 to 2010. Prior to joining us, from July 2007 to March 2008, Mr. Shah was engaged in reviewing and investing in YouWeb, LLC, an early stage technology incubator. From 1997 to June 2007, Mr. Shah served in various roles at WebEx Communications, Inc., a provider of cloud collaboration services. He was most recently WebEx’s Vice President, Strategic Communications, and before that he served as Vice President of Online Products, Vice President of Strategic Marketing, Vice President of Business Development and Vice President of Marketing. Prior to WebEx, from 1995 to 1997, Mr. Shah served at Oracle Corporation as Senior Director of Marketing for Oracle’s Internet Products and Database Products Divisions. Mr. Shah holds a bachelor’s degree in Electronics and Communications Engineering from Manipal Institute of Technology in India, and an M.S. in Computer Science from Pennsylvania State University.

David Sipes has served with the Company since June 2008 in a variety of positions, including, since December 2015, as Executive Vice President and Chief Revenue Officer, from July 2014 to February 2016, as Executive Vice President of Corporate Development, from September 2013 to June 2014, as Executive Vice President of International, and from January 2010 to August 2013, as Chief Operating Officer. From 1999 to June 2008, Mr. Sipes was a co-founder and served as Chief Operating Officer at Branders.com, a business to business ecommerce seller of promotional items. Prior to that, from 1994 to 1999, Mr. Sipes was a principal at Booz Allen Hamilton, a management consulting firm. Mr. Sipes holds a master’s degree in business administration from Kellogg School of Management at Northwestern University, and a bachelor’s degree in business from the University of California, Berkeley.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis provides an overview of our executive compensation philosophy, the material principles governing executive compensation policies and decisions, and the material elements of compensation awarded to, earned by or paid to our named executive officers. In addition, we explain how and why the independent compensation committee determines the specific compensation elements that comprised the 2015 executive compensation program.

Our named executive officers for fiscal 2015 were:

•	Vladimir Shmunis, Chief Executive Officer;

•	Clyde Hosein, Executive Vice President and Chief Financial Officer;

•	Kira Makagon, Executive Vice President, Innovation;

•	John Marlow, Managing Director – EMEA, Senior Vice President, Corporate Development, General Counsel and Secretary; and

•	David Sipes, Executive Vice President and Chief Revenue Officer.

The information in this discussion provides perspective and narrative analysis relating to, and should be read along with, the executive compensation tables.

2015 Executive Compensation Highlights

Consistent with our compensation philosophy and objectives, the compensation committee took the following actions with respect to the compensation of the named executive officers for 2015:

•	Base Salary - Adjusted base salary amounts for most of the named executive officers to reflect competitive market conditions;

•	Non-Equity Incentive Plan Compensation - Approved changes to the annual bonus target for Messrs. Shmunis and Hosein to reward them for their leadership and provide increased cash opportunities for them based on the success of our business; and

•	Equity Compensation – Granted a mix of stock options and RSUs as part of our annual compensation in an effort to retain our valuable executives, provide incentives for them to continue to grow our business, and enhance the link between their interests and the interests of our stockholders.

Compensation Philosophy and Objectives

The overall objective of our executive compensation program is to tie executive compensation to the performance of our company. Our executive compensation is designed with a mix of short-term and long-term components, cash and equity elements and fixed and contingent payments in proportions that we believe provide appropriate incentives to retain and motivate our executive officers, including our named executive officers, and other senior executives and management team and help to achieve success in our business.

Our future success depends, in part, on our ability to continue to attract and retain highly skilled personnel. The executive compensation program achieves this objective by ensuring that the Company can:

•	Reward talented executives, who possess the proven experience, knowledge, skills, and leadership criteria;

•	Motivate employees by giving them a stake in our growth and prosperity and encouraging the continuance of their services with the Company; and

•	Align the interests of stockholders and executive officers, including our named executive officers, without creating an incentive for inappropriate risk-taking.

Based on this philosophy, we designed the executive compensation program to encourage the achievement of strong overall financial results, particularly revenue growth and operating margin.

Executive Compensation Policies and Practices

We endeavor to maintain compensation policies and practices that are consistent with sound governance standards. We believe it is important to provide competitive compensation packages and a high-quality work environment in order to hire, retain and motivate key personnel. Our compensation committee evaluates our executive compensation program on an ongoing basis to ensure that it is consistent with our short-term and long-term goals given the nature of the market in which we compete for key personnel. The following policies and practices were in effect during 2015:

•	Independent Compensation Committee. Our compensation committee is comprised solely of independent directors who have established effective means for communicating with each other and with stockholders, and implementing their executive compensation ideas, as well as addressing concerns;

•	Annual Executive Compensation Review. Our compensation committee conducts an annual review and approval of our compensation strategy, including a review of our compensation peer group used for comparative purposes;

•	Performance-Based Compensation. Our executive compensation program is designed so that a portion of compensation is performance-based, and therefore “at risk,” dependent upon corporate performance, as well as equity-based to align the interests of our executive officers with our stockholders. The overall performance and contribution of the executive is also considered in determining each individual’s compensation;

•	Minimal Perquisites and Special Benefits. The members of our executive team are eligible to participate in broad-based Company-sponsored retirement, health and welfare benefits programs on the same basis as our other full-time, salaried employees. At this time, we do not provide any perquisites or other personal benefits to the members of our executive team;

•	No “Golden Parachute” Tax Reimbursements. We do not provide any tax reimbursement payments (including “gross-ups”) on any tax liability that the executive officers might owe as a result of the application of Sections 280G or 4999 of the Internal Revenue Code;

•	Hedging and Pledging Prohibited. The Company’s Insider Trading Policy prohibits employees from hedging any Company securities and from pledging any Company securities as collateral for a loan; and

•	“Double-Trigger” Change-in-Control Arrangements. There are no payments and benefits that are payable solely as a result of a change-in-control in the Company. All change-in-control payments and benefits are based on a “double-trigger” arrangement (that is, they require both a change-in-control of our Company plus an involuntary termination of employment before payments and benefits are paid).

Compensation-Setting Process

Compensation Committee

Each year, our compensation committee conducts a review of our executive compensation program and related policies and practices. At the beginning of each year, the compensation committee assesses the prior year performance and establishes bonus targets and metrics for current year and annual equity grants for executive officers, including the named executive officers. In determining the compensation of the members of our executive team, including the named executive officers, for 2015, our compensation committee reviewed the compensation arrangements, including salary, bonus and equity compensation, of our executive officers and considered various market data presented by our management and its independent advisor, Compensia, a national compensation consulting firm that provides executive compensation advisory services, as well as our overall strategic business plan. Market data was used primarily as a reference point for measuring the competitive marketplace, and was one factor among others, used by our compensation committee in determining executive compensation. Other factors our compensation committee considers in making its executive compensation decisions include: input from our CEO and CFO (except regarding their own compensation), past individual performance and expected future performance, vesting status and value of existing equity awards, and internal pay equity based on the impact of business and performance.

Role of Management

In carrying out its responsibilities, our compensation committee works with members of our management, including our CEO and CFO. Typically, the CEO and the CFO assist our compensation committee in developing the annual bonus plans based on metrics that are reachable goals and achievable through the commitment and leadership of our executive officers. The CEO provides recommendations on compensation matters for our employees in general and all of his direct reports, including the executive officers. Our CEO does not participate in discussions or decisions regarding his own compensation.

Role of Compensation Consultant

Compensia has been engaged by and serves as the compensation committee’s independent compensation consultant. Compensia reviews the compensation arrangements of the members of our executive team and generally assists the compensation committee in determining executive officer and non-employee director compensation, including equity compensation. Compensia provides support for the compensation committee by attending meetings of the compensation committee, providing recommendations regarding the composition of our compensation peer group, analyzing compensation data and formulating recommendations for executive and non-employee director compensation actions and decisions. Our compensation committee also works directly with Compensia from time to time to obtain additional information or clarity regarding data provided by Compensia, and also requests specific analyses to assist the compensation committee in the design and structure of our executive and non-employee director compensation programs.

The compensation committee has determined that the engagement with Compensia does not present any “conflict of interest” in accordance with Item 407(e)(3)(iv) of Regulation S-K and listing standards of the New York Stock Exchange.

Competitive Positioning

In setting executive compensation, our compensation committee uses publicly-available data on the compensation policies and practices of comparable publicly-traded companies as a reference to understand the competitive market for executive talent. With respect to the 2015 compensation of the members of our executive team, including the named executive officers, our compensation committee reviewed an analysis of competitive market data derived from survey data of public software companies with annual revenue of approximately $200 million and the companies in the following compensation peer group (which was approved by our compensation committee in October 2014):

8x8	Demandware	LogMein
BroadSoft	HubSpot	Marketo
Constant Contact	Interactive Intelligence Group	Veeva Systems
Conerstone OnDemand	J2 Global	Zendesk
Cvent	Jive Software

In selecting the companies that comprise the peer groups, the compensation committee focused primarily on the ownership structure, country or countries of operation, industry group, revenue and market capitalization for each peer company. The companies that comprise the peer group are our competitors in the labor and capital markets, have similar revenues and stock market capitalizations, and similar growth and performance potential.

This competitive market data was used as a reference in the course of our compensation committee’s review of our executive compensation program and decisions regarding executive compensation in 2015. While the compensation committee does not target any component of our executive compensation program to a particular level versus the competitive market data, it generally refers to a range of the 50th to the 75th market percentile when making its executive compensation decisions. The competitive market data was not used to benchmark the compensation for our executive officers, including our named executive officers.

Compensation Overview

Compensation decisions are made by the compensation committee. The 2015 executive compensation program consisted of the following primary compensation elements:

•	Base salary;

•	Annual incentive compensation in the form of a cash bonus; and

•	Long-term incentive compensation in the form of annual equity awards consisting of:

•	Time-based stock option grants; and

•	Time-based restricted stock units, or RSUs.

We are committed to providing appropriate cash and equity incentives to our management, and other key employees to compensate our executive officers in a manner that our compensation committee determines is appropriate for compensation-setting purposes and to retain key and top talent.

Base Salary

Base salary is a customary, fixed element of compensation intended to attract and retain executives and compensate the executives for day-to-day efforts. The compensation committee reviews base salary every year and considers each executive officer’s performance, prior base salary level, the competitive market data, breadth of role, and the other factors described in the “Compensation Setting Process – compensation committee” section above. The compensation committee does not target base pay at any particular level versus the competitive market data.

In the first half of 2015, the compensation committee increased the base salaries for most of the named executive officers in 2015 in an effort to remain competitive with the market and retain our valuable executive team to grow and expand our business. The base salary changes were effective on March 1, 2015, other than for our CEO and CFO, whose base salary changes were effective on April 24, 2015.

The chart below shows each named executive officer’s base salary as compared with his or her 2014 base salary.

Name	2015 Base Salary	2014 Base Salary
Vladimir Shmunis	$500,000	$475,000
Clyde Hosein	$350,000	$320,000
Kira Makagon	$310,000	$286,000
John Marlow	$280,000	$260,000
David Sipes	$290,000	$275,000

The actual base salaries paid to the named executive officers during 2015 are set forth in the Summary Compensation Table.

Annual Short-Term Cash Incentives

The compensation committee establishes annual cash bonus opportunities under the Bonus Plan. Consistent with our historical practices, bonuses for 2015 under Bonus Plan were designed to motivate and reward the executive officers, including the named executive officers, to perform to the best of their abilities and to achieve the Company’s objectives. The compensation committee adopted cash bonus performance measures for 2015, as described in detail below.

Target Cash Incentive Opportunities

In the first half of 2015, the compensation committee reviewed the target bonus opportunities of our executive officers, including our named executive officers, taking into consideration each executive officer’s total cash compensatory opportunity, the competitive market data with an emphasis on the 50th through 75th percentile of total target cash compensation opportunities, breadth of responsibilities and the other factors described in the “Compensation Setting Process – Compensation Committee” section above. We increased the target cash incentive opportunity for each of our CEO and CFO to a level that, when considered with his base salary, provided the appropriate motivational and retention incentives. In addition, with respect to the CFO, the increase reflects adjustments related to his additional duties as acting Vice President of Human Resources and with respect to administering our phone operations and global facilities.

The target cash incentive opportunities of the named executive officers for 2015 were:

Name	2015 Target Bonus Opportunity (as a % of 2015 Base Salary)	2015 Target Bonus Opportunity	2014 Target Bonus Opportunity
Vladimir Shmunis	100%	$500,000	$356,250
Clyde Hosein	100%	$350,000	$240,000
Kira Makagon	75%	$232,500	$214,500
John Marlow	75%	$210,000	$195,000
David Sipes	75%	$217,500	$206,250

2015 Bonus Plan Design and Achievement

For each quarter of 2015, the bonus pool under the Bonus Plan would fund based on our achievement against quarterly target levels of the following performance objectives (weighted 50% each): (i) revenues and (ii) operating margin. These metrics have the following meanings under the Bonus Plan:

•	“revenues” means the Company’s net revenues generated from third parties, including both services revenues and product revenues, each as defined in our Annual Report, filed on February 29, 2016. Net revenue is defined as gross sales less any pertinent discounts, refunds, or other contra-revenue revenue amounts, as presented on the Company’s press release reporting the applicable quarterly financial results.

•	“operating margin” means the Company’s Non-GAAP operating income divided by its “revenues.” Non-GAAP operating income means the Company’s “revenues” less cost of revenues and operating expenses, excluding the impact of stock-based compensation expense, amortization of acquisition related intangibles, legal settlement related charges and as adjusted for certain acquisitions, as presented on the Company’s press release reporting the applicable quarterly financial results.

For the bonus pool under the Bonus Plan to fund for the first, second and third quarters, we had to achieve (i) quarterly revenues at least equal to the lowest amount of revenues in the range forecast that we publicly disclosed for such quarter and (ii) quarterly operating margin at least equal to 50% of the lowest amount of operating margin in the range forecast we publicly disclosed for such quarter. For the fourth quarter, for the bonus pool under the Bonus Plan we had to achieve (i) quarterly revenues at least equal to the lowest amount of revenues in the range forecast that we publicly disclosed for such quarter and (ii) quarterly operating margin at least equal to 0.00%. For revenues, the bonus pool would fund at the same percentage as the percentage achievement of the quarterly targets for revenues. For operating margin, for the first, second and third quarters, the bonus pool would fund at 50% for achievement of 200% of the negative operating margin quarterly target increasing linearly (with no maximum for the first quarter and up to a maximum of 120% for the second and third quarters) for achievement of up to 83.3% of the negative operating margin quarterly target, and for the fourth quarter, the bonus pool would fund at 100% for achievement of the operating margin target of 0.00%, and would fund at 120% for achievement of an operating margin greater than 0.00%. The quarterly operating margin for the first, second and third quarters of 2015 was negative.

The chart below illustrates our 2015 quarterly targets against each metric under the Bonus Plan, actual achievement against those targets, and the corresponding percentage payouts to the named executive officer each quarter:

	Revenue				Operating Margin
	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4
Target (in millions)	$64.8	$69.9	$75.1	$80.4	(10.7%)	(6.6%)	(3.6%)	0.0%
Achievement (% of Target)	100.8%	101.1%	102.2%	103.8%	144.9%	Over 120%	Over 120%	Over 120%

Based upon our financial performance against the approved performance objectives and the formula under the Bonus Plan, the payout percentages for each of the four quarters in 2015 were as follows: 122.80% (Q1), 110.57% (Q2), 111.12% (Q3) and 111.89% (Q4).

The payments for the named executive officers for each quarter of 2015 are set forth in the table below.

Name	Q1	Q2	Q3	Q4
Vladimir Shmunis	$109,400	$124,963	$138,898	$139,862
Clyde Hosein	$73,701	$86,610	$97,228	$97,904
Kira Makagon	$67,713	$64,267	$64,587	$65,036
John Marlow	$61,418	$58,047	$58,337	$58,742
David Sipes	$64,488	$60,120	$60,420	$60,840

The total cash incentive payments paid to our named executive officers for fiscal 2015 are described in the “Non-Equity Incentive Compensation” column of the 2015 Summary Compensation Table.

Equity Compensation

We grant stock options and RSUs to deliver long-term incentive compensation to the members of our executive officers, including the named executive officers. Consistent with our compensation objectives, we believe this approach helps to ensure that the interests of the members of executive team are aligned with those of our stockholders and that we are able to attract and reward our top talent.

The compensation committee does not target equity compensation at any particular level versus the competitive market data, although it uses the range of the 50th percentile to the 75th percentile as a reference point. These awards serve as an effective retention tool as they vest based on continued service over time. The compensation committee believes that options to purchase shares of our Common Stock, with an exercise price equal to the market price of the common stock on the date of grant, are inherently performance-based and are the best tool to motivate executives to build stockholder value. In addition, time-vested RSUs help stabilize retention during stock price volatility.

Generally, options have a maximum term of seven years and vest and become exercisable in equal monthly installments over 48 months and RSUs vest 1/16 every three months and become fully vested after four years, in each case, subject to the executive’s continued service. In addition, each named executive officer is entitled to certain vesting acceleration benefits upon qualifying termination in connection with a change in control, as described in the “Executive Employment Arrangements” section.

In 2015, our compensation committee granted equity awards to the members of our executive team to reward them for our strong corporate performance and their individual performance. In exercising its discretion to set the size of these awards, our compensation committee also took into consideration his or her current vested and unvested equity holdings, competitive market data, and the other factors described in the “Compensation Setting Process – Compensation Committee” section above. In allocating the equity awards between options and RSUs, the compensation committee generally desired to provide to each named executive officer a mix of both types of awards, which is consistent with the competitive market data.

The compensation committee made the following grants of equity awards to each of the named executive officers:

Name	Shares subject to Stock Options	Shares subject to RSUs
Vladimir Shmunis	450,000	63,300
Clyde Hosein	300,000	42,200
Kira Makagon	175,000	25,000
John Marlow	120,000	16,000
David Sipes	120,000	16,000

The grant date fair values of the equity awards granted to the named executive officers during 2015 are set forth in Summary Compensation Table and the Grants of Plan-Based Awards Table.

Welfare and Other Employee Benefits

Our executive officers, including our named executive officers, are eligible to participate in the same group insurance and employee benefit plans generally available to our other salaried employees in the U.S. These benefits include medical, dental, vision, and disability benefits and other plans and programs made available to other eligible employees. We have a qualified defined contribution plan under Section 401(k) of the Internal Revenue Code covering eligible employees, including our executive officers. The Company did not make any matching contributions to this plan for 2015.

Perquisites

We do not view perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, we generally do not provide special plans or programs for our executive officers, including our named executive officers.

In 2015, we made a one-time payment to our CEO to cover the cost associated with a filing required to be made by him under the Hart-Scott Rodino Antitrust Improvements Act of 1976. This one-time payment was grossed up for taxes. The total amount of payment is set forth in the “All Other Compensation” column of the Summary Compensation Table below.

All practices with respect to perquisites or other personal benefits will be subject to review and approval by our compensation committee.

Post-Employment Compensation

The CEO’s employment agreement and agreements with each of our named executive officers provide for certain payments and benefits in the event of a qualifying termination of employment, including a termination of employment in connection with a change in control of the Company. We believe that these agreements will enable the named executive officer to maintain their focus and dedication to their responsibilities to help maximize stockholder value by minimizing distractions due to the possibility of an involuntary termination of employment or a termination of employment in connection with a potential change in control of the Company. We also believe that these arrangements further our interest in encouraging retention among our executive officers, including our named executive officers.

In 2015, we extended the double trigger vesting acceleration benefits that each executive officer, including each named executive officer (other than our CEO), has with respect to his or her initial awards under his or her employment offer letter to the awards granted in 2015. We also amended our CFO’s offer letter to increase his double trigger vesting acceleration benefit from 50% to 100%. We believe these actions will allow us to remain competitive in the market in which we compete for talent and retain our valuable executives.

Please see “Executive Employment Arrangements” below for an additional discussion.

Executive Employment Arrangements

The initial terms and conditions of employment for each of the named executive officers are set forth in a written employment agreement. Each of these agreements was approved on our behalf by our board of directors or the compensation committee, as applicable. We develop competitive compensation packages to attract qualified candidates in a highly-competitive labor market.

Vladimir Shmunis

We entered into an employment letter with Vladimir Shmunis, our CEO, dated September 13, 2013. Effective April 24, 2015, Mr. Shmunis’ base salary was $500,000, and he was eligible to earn an annual incentive bonus of up to 100% of his base salary. The employment letter with Mr. Shmunis provides for a three-year employment term, and may be extended by mutual agreement at the end of the term, but either we or Mr. Shmunis may terminate the employment relationship with us at any time.

In addition, Mr. Shmunis is entitled under his employment letter to the following severance and change of control benefits upon certain qualifying terminations.

If prior to the period beginning three months prior to and ending 12 months after a change of control (such period, the “Change of Control Period”), Mr. Shmunis’ employment is terminated without “cause” (excluding by reason of death or “disability”) or he resigns for “good reason” (as such terms are defined in his change of control and severance agreement), he will be eligible to receive the following benefits if he timely signs and does not revoke a release agreement with us:

•	continued payment of base salary for a period of 12 months; and

•	payment by us for up to 12 months of COBRA premiums to continue health insurance coverage for him and his eligible dependents, or taxable monthly payments for the equivalent period in the event payment for COBRA premiums would violate applicable law.

If, within the Change of Control Period, his employment is terminated without cause (excluding by reason of death or “disability”) or he resigns for good reason, he will be entitled to the following benefits if he timely signs and does not revoke a release agreement with us:

•	a lump sum payment equal to (x) 18 months of his annual base salary, plus (y) 1.5x the greater of his target annual bonus for the year of the change of control or the year of his termination;

•	payment by us for up to 18 months of COBRA premiums to continue health insurance coverage for him and his eligible dependents, or taxable monthly payments for the equivalent period in the event payment for COBRA premiums would violate applicable law; and

•	100% accelerated vesting of all outstanding equity awards.

In the event any of the amounts provided for under this letter or otherwise payable to Mr. Shmunis would constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code and could be subject to the related excise tax, Mr. Shmunis would be entitled to receive either full payment of benefits under this letter or such lesser amount which would result in no portion of the benefits being subject to the excise tax, whichever results in the greater amount of after-tax benefits to Mr. Shmunis. The letter does not require us to provide any tax gross-up payments.

Clyde Hosein

We entered into an executive employment offer letter with Clyde Hosein, our Executive Vice President and Chief Financial Officer, dated August 7, 2013, as amended on July 24, 2015. The amended executive employment offer letter has no specific term and provides for at-will employment. Effective April 24, 2015, Mr. Hosein’s base salary was $350,000, and he will be eligible to earn an annual incentive bonus of up to 100% of his base salary.

In addition, under the terms of his amended offer letter, in the event that we terminate Mr. Hosein within 60 days prior to a “change in control” (as such term is defined in his amended offer letter) or he is not hired by the surviving or successor entity or within 12 months after the change in control, Mr. Hosein is terminated by the successor or surviving entity without “cause,” death or disability, or he resigns for “good reason” (as such terms are defined in his amended offer letter), and subject to his signing and not revoking a release agreement with us, then 100% of the then unvested shares subject to his options and other equity awards will immediately vest in full on the termination date and be exercisable for 90 days after his termination date.

In the event we terminate Mr. Hosein’s employment without “cause” or he voluntarily terminates for “good reason” (as such terms are defined in his amended offer letter), he is eligible to receive (i) severance equal to 12 months of his base salary, payable in 24 equal semi-monthly installments and (ii) payment by us for up to nine months of COBRA premiums to continue health insurance coverage for him and his eligible dependents, subject to his signing and not revoking a release agreement with us.

We believe that these arrangements will help the Named Executive Officers maintain continued focus and dedication to their responsibilities to help maximize stockholder value if there is a potential transaction that could involve a change in control of our Company.

Kira Makagon

We entered into an executive employment offer letter with Kira Makagon, our Executive Vice President, Innovation, dated August 1, 2012. The executive employment offer letter has no specific term and provides for at-will employment. Effective March 1, 2015, Ms. Makagon’s base salary was $310,000, and she was eligible to earn an annual incentive bonus of up to 75% of her base salary.

In addition, under the terms of her offer letter, in the event that we terminate Ms. Makagon within 60 days prior to a “change in control” (as such term is defined in her offer letter and option agreement) or she is not hired by the surviving or successor entity or within 12 months after the change in control, Ms. Makagon is terminated by the successor or surviving entity without “cause,” death or disability or she resigns for “good reason” (as such terms are defined in her offer letter), and subject to her signing and not revoking a release agreement with us, then 50% of the then unvested shares subject to the option will immediately vest in full on the termination date and be exercisable for 90 days after her termination date. For the equity awards granted to Ms. Makagon after her executive employment offer letter was signed, she is entitled to the same vesting acceleration benefits under her applicable award agreement and the definitions set forth therein.

In the event we terminate Ms. Makagon’s employment without cause, she is eligible to receive severance equal to three months of her base salary payable in three equal monthly installments, subject to her signing and not revoking a release agreement with us.

John Marlow

We entered into an executive employment offer letter with John Marlow, our Managing Director – EMEA, Senior Vice President, Corporate Development, General Counsel and Secretary, dated September 13, 2013. The executive employment offer letter has no specific term and provides for at-will employment. Effective March 1, 2015, Mr. Marlow’s base salary was $280,000, and he will be eligible to earn an annual incentive bonus of up to 75% of his base salary.

In addition, under the terms of his offer letter, in the event that we terminate Mr. Marlow within 60 days prior to a “change in control” (as such term is defined in his offer letter) or he is not hired by the surviving or successor entity or within 12 months after the change in control, Mr. Marlow is terminated by the successor or surviving entity without “cause,” death or disability, or he resigns for “good reason” (as such terms are defined in his offer letter), and subject to his signing and not revoking a release agreement with us, then 50% of the then unvested shares subject to his then-outstanding equity awards will immediately vest in full on the termination date and be exercisable.

In the event we terminate Mr. Marlow’s employment without “cause” (as such term is defined in his offer letter) and excluding by reason of death or disability, he is eligible to receive severance equal to three months of his base salary, payable in three equal monthly installments, subject to his signing and not revoking a release agreement with us.

In December 2014, the Company entered into a temporary assignment letter, dated December 14, 2014, and a secondment letter, dated January 1, 2015 (the “Assignment Letters”) with Mr. Marlow to appoint Mr. Marlow to oversee the activities of RingCentral UK Ltd., the Company’s subsidiary, and its EMEA operations as Managing Director, EMEA Mr. Marlow continues to serve as General Counsel and SVP Corporate Development. The appointment commenced January 1, 2015 and is not intended to last for more than two (2) years. Under the terms of the Assignment Letters, Mr. Marlow is entitled to health benefits, reimbursement for airfare and housing, and tax reimbursements.

David Sipes

We entered into an executive employment offer letter with David Sipes, our Executive Vice President and Chief Revenue Officer, dated June 10, 2008. The executive employment offer letter has no specific term and provides for at-will employment. Effective March 1, 2015, Mr. Sipes’ base salary was $290,000, and he will be eligible to earn an annual incentive bonus of up to 75% of his base salary.

In addition, under the terms of his offer letter, in the event that we terminate Mr. Sipes within 60 days prior to a “change in control” (as such term is defined in his offer letter) or he is not hired by the surviving or successor entity or within 12 months after the change in control, Mr. Sipes is terminated by the successor or surviving entity without “cause,” death or disability, or he resigns for “good reason” (as such terms are defined in his offer letter), and subject to his signing and not revoking a release agreement with us, then 50% of the then unvested shares subject to his then-outstanding equity awards will immediately vest in full on the termination date and be exercisable. For the equity awards granted to Mr. Sipes after his executive employment offer letter was signed, he is entitled to the same vesting acceleration benefits under his applicable award agreement and the definitions set forth therein. In the event we terminate Mr. Sipes’ employment without “cause” (as such term is defined in his offer letter) and excluding by reason of death or disability,, he is eligible to receive severance equal to three months of his base salary payable in equal installments, subject to his signing and not revoking a release agreement with us.

Other Compensation Policies

Equity Award Grant Policy

Our equity award grant policy formalizes our process for granting equity-based awards. Under our equity award grant policy, we will generally grant equity awards at any time. It is the Company’s policy to not time equity award grants in relation to the release of material non-public information. Under the policy, the compensation committee has delegated limited authority to a committee consisting of the CEO and a member of the compensation committee to grant equity awards to employees below the level of Vice President and certain other service providers other than members of our board of directors.

Compensation Recovery Policy

Currently, we have not implemented a policy regarding retroactive adjustments to any cash or equity-based incentive compensation paid to our executive officers and other employees where the payments were predicated upon the achievement of financial results that were subsequently the subject of a financial restatement. We intend to adopt a general compensation recovery, or clawback, policy covering our annual and long-term incentive award plans and arrangements once the SEC adopts final rules implementing the requirement of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Derivatives Trading, Hedging and Pledging Policy

The hedging or pledging of our common equity securities by our employees, including the members of our executive team and the members of our board of directors, is prohibited.

Tax and Accounting Considerations

Tax

We have not provided any of our executive officers with a gross-up or other reimbursement for tax amounts the individual might pay pursuant to Code Section 280G or Code Section 409A. Code Section 280G and related Code sections provide that executive officers, directors who hold significant stockholder interests and certain other service providers could be subject to significant additional taxes if they receive payments or benefits in connection with a change in control of our company that exceeds certain limits, and that we or our successor could lose a deduction on the amounts subject to the additional tax. Code Section 409A also imposes significant taxes on the individual in the event that an executive officer, director or other service provider receives “deferred compensation” that does not meet the requirements of Code Section 409A.

Based on the limitations imposed by Code Section 162(m), we generally may receive a federal income tax deduction for compensation paid to our CEO and to certain of our other highly compensated officers only if the compensation is less than $1,000,000 per person during any year or is “performance-based” under Code Section 162(m). There is a transition period for newly-public companies that will provide us with relief from these limitations for a transition period following our IPO. While we cannot predict how the deductibility limit may impact our compensation program in future years, we intend to maintain an approach to executive compensation that strongly links pay to performance. In addition, although we have not adopted a formal policy regarding tax deductibility of compensation paid to our named executive officers, we intend to consider tax deductibility under Code Section 162(m) as a factor in our compensation decisions

Accounting

We take accounting considerations into account in designing compensation plans and arrangements for the members of our executive team, other employees and members of our board of directors. These accounting considerations include Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC Topic 718”), the standard which governs the accounting treatment of stock-based compensation awards.

Compensation-Related Risk

Our board of directors is responsible for the oversight of our risk profile, including compensation-related risks. Our compensation committee monitors our compensation policies and practices as applied to our employees to ensure that these policies and practices do not encourage excessive and unnecessary risk-taking. In cooperation with management, our compensation committee reviewed our 2015 compensation programs. Our compensation committee believes the mix and design of the elements of such programs do not encourage our employees to assume excessive risks and accordingly are not reasonably likely to have a material adverse effect on our company. We have designed our compensation programs to be balanced so that our employees are focused on both short and long-term financial and operational performance. In particular, the weighting towards long-term incentive compensation discourages short-term risk taking. Goals are appropriately set with targets that encourage growth in the business.

Report of the Compensation Committee

The following Report of the Compensation Committee shall not be deemed to be “soliciting material” and should not be deemed “filed” and shall not be deemed to be incorporated by reference in future filings with the SEC, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act or the Exchange Act.

The compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis provided above. Based on its review and discussions, the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC on February 29, 2016.

Respectfully submitted by the members of the compensation committee of the board of directors:

Robert Theis (Chair)

Michelle McKenna-Doyle (1)

Michael Kourey (2)

(1)	Ms. McKenna-Doyle joined the compensation committee as of March 2015.
(2)	Mr. Kourey joined the compensation committee as of April 2015. Mr. Kourey is not standing for re-election at the Annual Meeting, but will continue to serve as a member of our board of directors and our compensation committee until the expiration of his current term ending on the date of the Annual Meeting.

2015 Summary Compensation Table

The following table provides information regarding the compensation of our named executive officers during fiscal 2015.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)		Option Awards ($)(2)		Non- Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)		Total ($)
Vladimir Shmunis Chief Executive Officer	2015 2014 2013	492,147 475,000 426,000	— — —	1,084,329 — —	(4)	3,187,260 — —	(5)	513,123 374,428 317,622	241,008 — —	(6)	5,517,867 849,428 743,622
Clyde Hosein Executive Vice President and Chief Financial Officer	2015 2014 2013	342,377 320,000 121,231	— — —	722,886 — —	(7)	2,124,840 — 5,346,961	(8) (9)	355,443 252,246 90,652	— — —		3,545,546 572,246 5,558,844
Kira Makagon(10) Executive Vice President, Innovation	2015 2014	306,000 286,000	— —	394,250 208,800	(11) (13)	1,147,738 144,110	(12) (14)	261,603 225,445	— —		2,109,591 864,355
John Marlow Managing Director – EMEA, Senior Vice President, Corporate Development, General Counsel and Secretary	2015 2014	276,667 260,000	— —	252,320 529,800	(15) (18)	787,020 434,576	(16) (19)	236,544 204,950	221,104 —	(17)	1,773,655 1,429,326
David Sipes(20) Executive Vice President and Chief Revenue Officer	2015 2014	287,500 275,000	— —	252,320 529,800	(21) (23)	787,020 430,575	(22) (24)	245,868 216,774	— —		1,572,708 1,452,149

(1)	The amounts in the “Stock Awards” column represent the aggregate fair market value of RSUs granted in fiscal 2015 and calculated in accordance with ASC Topic 718. As required by SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.
(2)	The dollar amounts the “Option Awards” column represent the compensation cost for fiscal 2015 of stock option awards granted in fiscal 2015. These amounts have been calculated in accordance with ASC Topic 718, “Share-Based Payment,” or SFAS 123R, using the Black-Scholes-Merton option-pricing model. As required by SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. See Note 8 to the Notes to our Consolidated Financial Statements for a discussion of assumptions made in determining the grant date fair market value, included as Item 8 to our Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC on February 29, 2016.
(3)	Amounts in this column represent amounts earned pursuant to our Bonus Plan and bonuses approved by our board of directors for fiscal 2015 and, with respect to Ms. Makagon and Messrs. Marlow and Sipes, for fiscal 2014 as well, and with respect to Messrs. Shmunis and Hosein, for fiscal 2014 and fiscal 2013 as well. Amounts earned were paid quarterly, with such payments being made in the quarter following the quarter in which the amount was earned.
(4)	The shares underlying this RSU award vest, subject to Mr. Shmunis’ continued role as a service provider to us, in 16 equal quarterly installments commencing August 20, 2015. 50% of this RSU award is subject to accelerated vesting in the event of termination of employment under certain circumstances following a change of control of the Company.
(5)	The shares underlying this option award vest, subject to Mr. Shmunis’ continued role as a service provider to us, in 48 monthly installments commencing May 24, 2015.
(6)	This figure comprises a Hart-Scott-Rodino filing fee paid on behalf of the executive ($125,000) and associated tax reimbursement of $116,008.
(7)	The shares underlying this RSU award vest, subject to Mr. Hosein’s continued role as a service provider to us, in 16 equal quarterly installments commencing August 20, 2015. 50% of this RSU award is subject to accelerated vesting in the event of termination of employment under certain circumstances following a change of control of the Company.
(8)	The shares underlying this option award vest, subject to Mr. Hosein’s continued role as a service provider to us, in 48 monthly installments commencing May 24, 2015.
(9)	The shares underlying these option awards vest over four years as follows: 25,000 of the shares are fully vested as of August 22, 2013, and of the 768,000 remaining shares, 1/4th of such shares shall vest on the one-year anniversary of August 22, 2013, with 1/48th of such shares vesting monthly thereafter subject to Mr. Hosein’s continued role as a service provider to us.
(10)	Other than during fiscal 2012, Ms. Makagon was not previously a named executive officer.
(11)	The shares underlying this RSU award vest, subject to Ms. Makagon’s continued role as a service provider to us, in 16 equal quarterly installments commencing August 20, 2015. 50% of this RSU award is subject to accelerated vesting in the event of termination of employment under certain circumstances following a change of control of the Company.
(12)	The shares underlying this option award vest, subject to Ms. Makagons’s continued role as a service provider to us, in 48 monthly installments commencing March 27, 2015.
(13)	The shares underlying this RSU award vest, subject to Ms. Makagon’s continued role as a service provider to us, in 16 equal quarterly installments commencing May 20, 2014.
(14)	The shares underlying this option award vest, subject to Ms. Makagon’s continued role as a service provider to us, in 48 monthly installments commencing March 11, 2014.
(15)	The shares underlying this RSU award vest, subject to Mr. Marlow’s continued role as a service provider to us, in 16 equal quarterly installments commencing August 20, 2015. 50% of this RSU award is subject to accelerated vesting in the event of termination of employment under certain circumstances following a change of control of the Company.
(16)	The shares underlying this option award vest, subject to Mr. Marlow’s continued role as a service provider to us, in 48 monthly installments commencing March 27, 2015.
(17)	Includes (i) $153,480 for tax equalization payments on behalf of (or to) Mr. Marlow who, as a result of his working in the United Kingdom on the company’s behalf, incurs tax liabilities in excess of what he would have incurred had he not worked in United Kingdom, and (ii) $67,624 in reimbursement for expenses associated with Mr. Marlow’s housing costs in the United Kingdom, which amount is not considered income to Mr. Marlow for U.S. tax purposes but is reported as income to Mr. Marlow for United Kingdom tax purposes.
(18)	The shares underlying this RSU award shall vest as follows: (a) as to 10,000 of the underlying shares in 16 equal quarterly installments commencing May 20, 2014, and (b) as to 20,000 of the underlying shares in 16 equal quarterly installments commencing August 20, 2014 (of which 50% of the shares are subject to accelerated vesting in the event of termination of employment under certain circumstances following a change of control of the Company), in each case subject to Mr. Marlow’s continued service through each relevant vesting date.

(19)	The shares underlying these option awards vest as follows: (a) as to 20,000 of the underlying shares in 48 monthly installments commencing March 11, 2014, and (b) as to 40,000 of the underlying shares in 48 equal monthly installments commencing May 15, 2014 (of which 50% of the shares are subject to accelerated vesting in the event of termination of employment under certain circumstances following a change of control of the Company), in each case subject to Mr. Marlow’s continued role as a service provider to us.
(20)	Mr. Sipes was not previously a named executive officer.
(21)	The shares underlying this RSU award vest, subject to Mr. Sipes’ continued role as a service provider to us, in 16 equal quarterly installments commencing August 20, 2015. 50% of this RSU award is subject to accelerated vesting in the event of termination of employment under certain circumstances following a change of control of the Company.
(22)	The shares underlying this option award vest, subject to Mr. Sipes’ continued role as a service provider to us, in 48 monthly installments commencing March 27, 2015.
(23)	The shares underlying these RSU awards shall vest as follows: (a) as to 10,000 of the underlying shares in 16 equal quarterly installments commencing May 20, 2014, and (b) as to 20,000 of the underlying shares in 16 equal quarterly installments commencing August 20, 2014 (of which 50% of the shares are subject to accelerated vesting in the event of termination of employment under certain circumstances following a change of control of the Company), in each case subject to Mr. Sipes’ continued service through each relevant vesting date.
(24)	The shares underlying these option awards vest as follows: (a) as to 20,000 of the underlying shares in 48 monthly installments commencing March 11, 2014, and (b) as to 40,000 of the underlying shares in 48 equal monthly installments commencing May 15, 2014 (of which 50% of the shares are subject to accelerated vesting in the event of termination of employment under certain circumstances following a change of control of the Company), in each case subject to Mr. Sipes’ continued role as a service provider to us.

Grants of Plan-Based Awards in 2015

The following table sets forth information regarding grants of awards made to our named executive officers during fiscal 2015. We did not grant any cash awards under our 2013 Plan during fiscal 2015.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards	Equity Grants
Name	Grant Date	Name of Plan	Target($)	Number of Securities Underlying Restricted Stock Units (#)	Number of Securities Underlying Options (#)	Exercise Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($)(1)
Vladimir Shmunis	05/01/2015	2013 Plan	—	63,300	—	—	1,084,329
	05/01/2015	2013 Plan	—	—	450,000	17.13	3,187,260
	02/27/2015	Bonus Plan	500,000	—	—	—	—
Clyde Hosein	05/01/2015	2013 Plan	—	42,200	—	—	722,886
	05/01/2015	2013 Plan	—	—	20,000	17.13	141,656
	05/01/2015	2013 Plan	—	—	280,000	17.13	1,983,184
	02/27/2015	Bonus Plan	350,000	—	—	—	—
Kira Makagon	02/27/2015	2013 Plan	—	25,000	—	—	394,250
	02/27/2015	2013 Plan	—	—	175,000	15.77	1,147,738
	02/27/2015	Bonus Plan	232,500	—	—	—	—
John Marlow	02/27/2015	2013 Plan	—	16,000	—	—	252,320
	02/27/2015	2013 Plan	—	—	120,000	15.77	787,020
	02/27/2015	Bonus Plan	210,000	—	—	—	—
David Sipes	02/27/2015	2013 Plan	—	16,000	—	—	252,320
	02/27/2015	2013 Plan	—	—	120,000	15.77	787,020
	02/27/2015	Bonus Plan	217,500	—	—	—	—

(1)	The amounts in the “Grant Date Fair Value of Stock and Option Awards” column represent the grant date fair market value of RSUs or stock option awards granted in fiscal 2015 and calculated in accordance with ASC Topic 718. Assumptions underlying the valuations are set forth in footnote 1 and footnote 2 to the Summary Compensation Table above.

Outstanding Equity Awards at Fiscal Year-End

The following table presents information concerning equity awards held by our named executive officers at the end of fiscal 2015.

							Stock Awards
	Option Awards						Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested ($)(1)
		Number of Securities Underlying Unexercised Options (#)			Option Exercise Price ($)	Option Expiration Date
Name	Grant Date	Exercisable		Unexercisable
Vladimir Shmunis	01/19/2010	466,666	(2)	—	1.10	01/19/2020	—		—
	09/26/2012	890,000	(3)	—	6.78	09/26/2022	—		—
	05/01/2015	—		—	—	—	55,388	(4)	1,306,049
	05/01/2015	75,000	(5)	375,000	17.13	05/01/2022	—		—
Clyde Hosein	08/22/2013	560,318	(6)	—	12.86	08/22/2023	—		—
	05/01/2015	—		—	—	—	36,925	(7)	$870,692
	05/01/2015	49,999	(8)	250,001	17.13	05/01/2022	—		—
Kira Makagon	08/02/2012	463,397	(9)	95,869	6.78	08/02/2022	—		—
	02/11/2014	9,166	(10)	10,834	20.88	02/11/2021	—		—
	02/11/2014	—		—	—	—	5,625	(11)	$132,638
	02/27/2015	36,458	(12)	138,542	15.77	02/27/2022	—		—
	02/27/2015	—		—	—	—	20,313	(13)	478,981
John Marlow	02/13/2009	110,789	(14)	—	0.99	02/13/2019	—		—
	03/02/2012	115,000	(15)	—	2.73	03/02/2022	—		—
	06/12/2013	80,000	(16)	—	10.42	06/12/2023	—		—
	02/11/2014	—		—	—	—	5,625	(17)	132,638
	02/11/2014	9,166	(18)	10,834	20.88	02/11/2021	—		—
	04/15/2014	—		—	—	—	12,500	(19)	294,750
	04/15/2014	16,666	(20)	23,334	16.05	04/15/2021	—		—
	02/27/2015	25,000	(21)	95,000	15.77	02/27/2022	—		—
	02/27/2015	—		—	—	—	13,000	(22)	306,540
David Sipes	04/24/2009	16,076	(23)	—	0.99	04/24/2019	—		—
	11/12/2009	18,033	(24)	—	0.99	11/12/2019	—		—
	03/02/2012	53,314	(25)	—	2.73	03/02/2022	—		—
	02/11/2014	—		—	—	—	5,625	(26)	132,638
	02/11/2014	9,166	(27)	10,834	20.88	02/11/2021	—		—
	04/15/2014	—		—	—	—	12,500	(28)	294,750
	04/15/2014	16,666	(29)	23,334	16.05	04/15/2021	—		—
	02/27/2015	25,000	(30)	95,000	15.77	02/27/2022	—		—
	02/27/2015	—		—	—	—	13,000	(31)	306,540

(1)	This amount reflects the fair market value of our common stock of $23.58 per shares as of December 31, 2015, multiplied by the amount shown in the column for Number of Shares or Units of Stock That Have Not Vested.
(2)	The shares underlying this option vest, subject to Mr. Shmunis’ continued role as a service provider to us, as to 1/4th of the total shares each year, beginning on the one-year anniversary of the Grant Date.
(3)	This option award is subject to an early exercise provision and is immediately exercisable. The shares underlying this option award vest, subject to Mr. Shmunis’ continued role as a service provider to us, as to 1/36th of the total shares on January 31, 2013 and an additional 1/36th of the total shares on the last day of each month thereafter.
(4)	The shares underlying this RSU award vest, subject to Mr. Shmunis’ continued role as a service provider to us, in 16 equal quarterly installments commencing August 20, 2015. 50% of the shares underlying this RSU award are subject to accelerated vesting in the event of termination of employment under certain circumstances following a change of control of the Company.
(5)	The shares underlying this option award vest, subject to Mr. Shmunis’ continued role as a service provider to us, in 48 monthly installments commencing May 24, 2015.
(6)	This option award is subject to an early exercise provision and is immediately exercisable. The shares underlying this option award vest, subject to Mr. Hosein’s continued role as a service provider to us, as to 1/4th of the total shares on the one-year anniversary of the Grant Date, with 1/48th of the total shares vesting monthly thereafter.
(7)	The shares underlying this RSU award vest, subject to Mr. Hosein’s continued role as a service provider to us, in 16 equal quarterly installments commencing August 20, 2015. 50% of the shares underlying this RSU award are subject to accelerated vesting in the event of termination of employment under certain circumstances following a change of control of the Company.
(8)	The shares underlying this option award vest, subject to Mr. Hosein’s continued role as a service provider to us, in 48 monthly installments commencing May 24, 2015.

(9)	This option award is subject to an early exercise provision and is immediately exercisable. The shares underlying this option award vest, subject to Ms. Makagon’s continued role as a service provider to us, as to 1⁄4 of the total shares on the one-year anniversary of the Grant Date, with 1/48th of the total shares vesting monthly thereafter.
(10)	The shares underlying this option award vest, subject to Ms. Makagon’s continued role as a service provider to us, in 48 monthly installments commencing March 11, 2014.
(11)	The shares underlying this RSU award vest, subject to Ms. Makagon’s continued role as a service provider to us, in 16 equal quarterly installments commencing May 20, 2014.
(12)	The shares underlying this option award vest, subject to Ms. Makagons’s continued role as a service provider to us, in 48 monthly installments commencing March 27, 2015.
(13)	The shares underlying this RSU award vest, subject to Ms. Makagon’s continued role as a service provider to us, in 16 equal quarterly installments commencing August 20, 2015. 50% of the shares underlying this RSU award are subject to accelerated vesting in the event of termination of employment under certain circumstances following a change of control of the Company.
(14)	The shares underlying this option award vest, subject to Mr. Marlow’s continued role as a service provider to us, as to 1/4th of the total shares on the one-year anniversary of the Grant Date, with 1/48th of the total shares vesting monthly thereafter.
(15)	This option award is subject to an early exercise provision and is immediately exercisable. The shares underlying this option award vest, subject to Mr. Marlow’s continued role as a service provider to us, as to 1/4th of the total shares on the one-year anniversary of the Grant Date, with 1/48th of the total shares vesting monthly thereafter.
(16)	This option award is subject to an early exercise provision and is immediately exercisable. The shares underlying this option award vest, subject to Mr. Marlow’s continued role as a service provider to us, as to 1/4th of the total shares on the one-year anniversary of the Grant Date, with 1/48th of the total shares vesting monthly thereafter.
(17)	The shares underlying this RSU award vest, subject to Mr. Marlow’s continued role as a service provider to us, in 16 equal quarterly installments commencing May 20, 2014.
(18)	The shares underlying this option award vest, subject to Mr. Marlow’s continued role as a service provider to us, in 48 monthly installments commencing March 11, 2014.
(19)	The shares underlying this RSU award vest, subject to Mr. Marlow’s continued role as a service provider to us, in 16 equal quarterly installments commencing August 20, 2014. 50% of the shares underlying this RSU award are subject to accelerated vesting in the event of termination of employment under certain circumstances following a change of control of the Company.
(20)	The shares underlying this option award vest, subject to Mr. Marlow’s continued role as a service provider to us, in 48 monthly installments commencing May 15, 2014. 50% of the shares underlying this option award are subject to accelerated vesting in the event of termination of employment under certain circumstances following a change of control of the Company.
(21)	The shares underlying this option award vest, subject to Mr. Marlow’s continued role as a service provider to us, in 48 monthly installments commencing March 27, 2015.
(22)	The shares underlying this RSU award vest, subject to Mr. Marlow’s continued role as a service provider to us, in 16 equal quarterly installments commencing August 20, 2015. 50% of the shares underlying this RSU award are subject to accelerated vesting in the event of termination of employment under certain circumstances following a change of control of the Company.
(23)	The shares underlying this option award vest, subject to Mr. Sipes’ continued role as a service provider to us, as to 1/4th of the total shares on the one-year anniversary of the Grant Date, with 1/48th of the total shares vesting monthly thereafter.
(24)	The shares underlying this option award vest, subject to Mr. Sipes’ continued role as a service provider to us, as to 1/4th of the total shares on the one-year anniversary of the Grant Date, with 1/48th of the total shares vesting monthly thereafter.
(25)	This option award is subject to an early exercise provision and is immediately exercisable. The shares underlying this option award vest, subject to Mr. Sipes’s continued role as a service provider to us, as to 1/4th of the total shares on the one-year anniversary of the Grant Date, with 1/48th of the total shares vesting monthly thereafter.
(26)	The shares underlying this RSU award vest, subject to Mr. Sipes’ continued role as a service provider to us, in 16 equal quarterly installments commencing May 20, 2014.
(27)	The shares underlying this option award vest, subject to Mr. Sipes’ continued role as a service provider to us, in 48 monthly installments commencing March 11, 2014.
(28)	The shares underlying this RSU award vest, subject to Mr. Shah’s continued role as a service provider to us, in 16 equal quarterly installments commencing August 20, 2014. 50% of the shares underlying this RSU award are subject to accelerated vesting in the event of termination of employment under certain circumstances following a change of control of the Company.
(29)	The shares underlying this option award vest, subject to Mr. Shah’s continued role as a service provider to us, in 48 monthly installments commencing May 15, 2014. 50% of the shares underlying this option award are subject to accelerated vesting in the event of termination of employment under certain circumstances following a change of control of the Company.
(30)	The shares underlying this option award vest, subject to Mr. Sipes’ continued role as a service provider to us, in 48 monthly installments commencing March 27, 2015.
(31)	The shares underlying this RSU award vest, subject to Mr. Sipes’ continued role as a service provider to us, in 16 equal quarterly installments commencing August 20, 2015. 50% of the shares underlying this RSU award are subject to accelerated vesting in the event of termination of employment under certain circumstances following a change of control of the Company.

Option Exercises and Stock Vested in 2015

The following table sets forth the number of shares of common stock acquired during fiscal 2015 by our named executive officers upon the exercise of stock options and the vesting of RSU awards and the value realized upon such exercise or vesting.

Name	Option Awards		Stock Awards
	Number of Securities Acquired on Exercise (#)(1)	Value Realized on Exercise ($)(2)	Number of Securities Acquired on Vesting (#)(3)	Value Realized on Vesting ($)(4)
Vladimir Shmunis	333,334	6,145,824	7,912	167,457
Clyde Hosein	232,682	2,428,492	5,275	111,647
Kira Makagon	81,815	1,163,727	7,187	140,415
John Marlow	24,000	536,828	10,500	201,721
David Sipes	52,607	814,647	10,500	201,721

(1)	Reflects the aggregate number of shares of Class A common stock underlying the stock options that were exercised during fiscal 2015.
(2)	Calculated based by multiplying (i) the sale price for shares of Class A common stock sold concurrently with the exercise of an option, and if not, the fair market value of Class A common stock on the option exercise date, which was determined using the closing price on the New York Stock Exchange of a share of Class A Common stock on the option exercise date, by (ii) the number of shares of Class A common stock acquired upon exercise.
(3)	Reflects the aggregate number of shares of common stock underlying the RSU awards that vested in fiscal 2015.
(4)	Calculated based by multiplying (i) the fair market value of Class A common stock on the vesting date, which was determined using the closing price on the New York Stock Exchange of a share of Class A Common stock on vesting date, by (ii) the number of shares of Class A common stock acquired upon vesting.

Pension Benefits

Aside from our 401(k) plan, we do not maintain any pension plan or arrangement under which our named executive officers are entitled to participate or receive post-retirement benefits.

Non-Qualified Deferred Compensation

We do not maintain any nonqualified deferred compensation plans or arrangements under which our named executive officers are entitled to participate.

Hedging Policy

Our directors and executive officers are prohibited from hedging their ownership of RingCentral stock, including trading in options, puts, calls, or other derivative instruments related to Company stock or debt.

Potential Payments upon Termination and upon Termination Following a Change of Control

Potential Payments upon Termination Apart from a Change of Control

The following table sets forth quantitative estimates of the benefits that would have accrued to each of our named executive officers, pursuant to each named executive officer’s respective employment agreements, if any of their employment had been terminated by us without “cause” (as defined in each named executive officer’s respective offer letter or other employment agreement) or had been terminated by the named executive officer for “good reason” (as defined in each named executive officer’s respective offer letter or other employment agreement) on December 31, 2015, in each case, upon such named executive officer’s signing and not revoking a release agreement with us.

	Cash Severance ($) (1)	Continuing Health Coverage ($)(2)	Total ($)
Vladimir Shmunis(3)	500,000	26,654	526,654
Clyde Hosein(4)	350,000	21,873	371,873
Kira Makagon(5)	77,500	—	77,500
John Marlow(6)	70,000	—	70,000
David Sipes(7)	72,500	—	72,500

(1)	Represents the portion of each named executive officer’s 2015 base salary to be paid to such named executive officer upon a termination apart from in connection with a change of control.
(2)	Represents the value of all monthly COBRA premium payments to be paid to such named executive officer upon a termination apart from in connection with a change of control.

(3)	Mr. Shmunis will receive (i) 12 months of his 2015 base salary and (ii) 12 months of continuing COBRA premium payments in accordance with his employment letter.
(4)	Mr. Hosein will receive (i) 12 months of his 2015 base salary and (ii) nine months of continuing COBRA premium payments in accordance with his offer letter. While Mr. Hosein has waived health insurance coverage during his employment, the severance provisions of his offer letter require that he be paid the cost of nine months of COBRA premiums upon a qualifying termination, which have not been waived. The health coverage amounts shown reflect the monthly premium payments for the health plan package we offer to our other named executive officers, as such package would be priced for Mr. Hosein and his dependents if he decides to participate.
(5)	Ms. Makagon will receive three months of her 2015 base salary in accordance with her offer letter.
(6)	Mr. Marlow will receive three months of his 2015 base salary in accordance with his offer letter.
(7)	Mr. Sipes will receive three months of his 2015 base salary in accordance with his offer letter.

Potential Payments upon Termination Following a Change of Control

The following table sets forth quantitative estimates of the benefits that would have accrued to each of our named executive officers, pursuant to each named executive officer’s respective employment agreements, if any of their employment had been terminated by us without “cause” or had been terminated by the named executive officer for “good reason, in each case within 60 days prior to (or in the case of Mr. Shmunis, three months prior to, and in the case of Mr. Hosein, 90 days prior to) or 12 months following a “change of control” consummating on December 31, 2015, in each case, upon such named executive officer’s signing and not revoking a release agreement with us.

	Cash Severance ($) (1)	Value of Accelerated Equity Awards ($)(2)	Continuing Health Coverage ($)(3)	Total ($)
Vladimir Shmunis(4)	1,500,000	3,724,799	39,982	5,264,781
Clyde Hosein(5)	350,000	5,913,598	21,873	6,285,471
Kira Makagon(6)	77,500	1,666,741	—	1,744,241
John Marlow(7)	70,000	1,112,759	—	1,182,759
David Sipes(8)	72,500	915,352	—	987,852

(1)	Represents the portion of each named executive officer’s (a) 2015 base salary and (b) 2015 target bonus to be paid to such named executive officer upon a termination in connection with a change of control.
(2)	For each named executive officer, the estimated value of accelerated equity awards was calculated by adding (a) the product of (x) the amount of unvested RSUs subject to acceleration held by the applicable named executive officer and (y) the closing price of our Class A common stock on December 31, 2015 (which was $23.58) and (b) the product of (x) the amount of unvested stock options subject to acceleration held by the applicable named executive officer and (y) the difference between (i) the exercise price of the stock option and (ii) the closing price of our Class A common stock on December 31, 2015 (which was $23.58).
(3)	Represents the value of all monthly COBRA premium payments to be paid to such named executive officer upon a termination in connection with a change of control.
(4)	Mr. Shmunis will receive (i) 18 months of his 2015 base salary plus 150% his 2015 target bonus, (ii) 100% acceleration of his outstanding equity awards and (iii) 18 months of continuing COBRA premium payments in accordance with his employment letter.
(5)	Mr. Hosein will receive (i) 12 months of his 2015 base salary, (ii) 100% acceleration of his outstanding equity awards and (iii) nine months of continuing COBRA premium payments in accordance with his offer letter. While Mr. Hosein has waived health insurance coverage during his employment, the severance provisions of his offer letter require that he be paid the cost of nine months of COBRA premiums upon a qualifying termination, which have not been waived. The health coverage amounts shown reflect the monthly premium payments for the health plan package we offer to our other named executive officers, as such package would be priced for Mr. Hosein and his dependents if he decides to participate.
(6)	Ms. Makagon will receive (i) three months of her 2015 base salary and (ii) 50% acceleration of her outstanding equity awards in accordance with her offer letter.
(7)	Mr. Marlow will receive (i) three months of his 2015 base salary and (ii) 50% acceleration of his outstanding equity awards in accordance with his offer letter.
(8)	Mr. Sipes will receive (i) three months of his 2015 base salary and (ii) 50% acceleration of his outstanding equity awards in accordance with his offer letter.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our Class A common stock and Class B common stock as of March 10, 2016, for:

•	each of our named executive officers;

•	each of our directors;

•	all of our directors and executive officers as a group; and

•	each person, or group of affiliated persons, known by us to be the beneficial owner of more than five percent of any class of our voting securities.

We have determined beneficial ownership in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated in the footnotes below, we believe, based on the information furnished to us, that persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially owned, subject to community property laws where applicable.

We have deemed shares of our common stock subject to options that are currently exercisable or exercisable within 60 days of March 10, 2016, and shares issuable upon the vesting of RSUs within 60 days of March 10, 2016, to be outstanding and to be beneficially owned by the person holding the option or the RSUs, respectively, for the purpose of computing the percentage ownership of that person. However, we have not treated such shares as outstanding for the purpose of computing the percentage ownership of any other person. We have based percentage ownership of our common stock on 58,793,604 shares of our Class A common stock and 13,430,733 shares of our Class B common stock outstanding as of March 10, 2016. Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o RingCentral, Inc., 20 Davis Drive, Belmont, California 94002.

							% of Total Voting Power †

	Class A (+)			Class B (+)
	Shares	%		Shares	%
5% Stockholders:
Entities affiliated with Vladimir Shmunis(1)	166,284		*	9,336,342	63.1		45.2
Entities affiliated with Vlad Vendrow(2)	395,000		*	3,959,552	29.5		20.6
Entities affiliated with The Vanguard Group(3)	3,582,429	6.1		—		*	1.9
Named Executive Officers and Directors:
Vladimir Shmunis(1)	166,284		*	9,336,342	63.1		45.2
Clyde Hosein(4)	96,248		*	560,318	4.0		2.9
Kira Makagon(5)	92,398		*	463,397	3.3		2.4
John Marlow(6)	86,042		*	710,123	5.2		3.7
David Sipes(7)	186,058		*	67,715		*		*
Robert Theis(8)	11,554		*	—		*		*
Michelle McKenna-Doyle(9)	14,488		*	—		*		*
Michael Kourey(10)	11,554		*	—		*		*
Neil Williams(11)	56,493		*	30,000		*		*
Allan Thygesen(12)	—		*	—		*		*
All executive officers and directors as a group (11 persons)(13)	1,158,558	2.0		11,362,895	69.3		51.4

(+)	Certain options to purchase shares of our capital stock included in this table are early exercisable, and to the extent such shares are unvested as of a given date, such shares will remain subject to a right of repurchase held by us.
(†)	Represents the voting power with respect to all shares of our Class A common stock and Class B common stock, voting as a single class. Each share of Class A common stock is entitled to one vote per share and each share of Class B common stock is entitled to 10 votes per share. The Class A common stock and Class B common stock vote together on all matters (including the election of directors) submitted to a vote of stockholders, except as may be otherwise required by applicable law.
(*)	Represents beneficial ownership of less than 1%.

(1)	Consists of (i) 3,784 shares of Class A common stock held of record by Mr. Shmunis; (ii) 50,000 shares of Class A common stock held of record by ELCA Fund I, L.P (“ELCA I”); (iii) 112,500 shares of Class A common stock issuable pursuant to a stock option exercisable within 60 days of March 10, 2016; (iv) 309,340 shares of Class B common stock held of record by Mr. Shmunis; (v) 309,340 shares of Class B common stock held of record by Sandra Shmunis; (vi) 690,660 shares of Class B common stock held of record by Sandra Shmunis and Vladimir Shmunis, Trustees of the Vladimir Shmunis 2014 Annuity Trust dated July 23, 2014 (the “VS Anniuty Trust”); (vii) 690,660 shares of Class B common stock held of record by Vladimir Shmunis and Sandra Shmunis, Trustees of the Sandra Shmunis 2014 Annuity Trust dated July 23, 2014 (the “SS Annuity Trust,” and together with the VS Annuity Trust, the “Annuity Trusts”); (viii) 5,259,565 shares of Class B common stock held of record by ELCA I; (ix) 360,000 shares of Class B common stock held of record by ELCA Fund II, L.P. (“ELCA II”); (x) 360,000 shares of Class B common stock held of record by ELCA Fund III, L.P. (“ELCA III”); (xi) 111 shares of Class B common stock held of record by ELCA, LLC (collectively, along with ELCA I, ELCA II and ELCA III, the “ELCA Funds”); and (xii) 1,356,666 shares of Class B common stock issuable pursuant to a stock option exercisable within 60 days of March 10, 2016. Each of the ELCA Funds may be deemed to be indirectly controlled jointly by Vladimir Shmunis, our CEO and Chairman of the board of directors, and Sandra Shmunis, Mr. Shmunis’ wife. As a result, and by virtue of the relationships described in this footnote, Mr. and Mrs. Shmunis may be deemed to share voting and dispositive power with respect to the shares held by the ELCA Funds. As trustees of the two Annuity Trusts, Vladimir Shmunis and Sandra Shmunis may be deemed to hold voting and dispositive power with respect to the shares held by the Annuity Trusts. The address for these entities is c/o RingCentral, Inc., 20 Davis Drive, Belmont, California 94002.
(2)	Consists of (i) 17,300 shares of Class A common stock held of record by Vlad Vendrow; (ii) 342,700 shares of Class A common stock held of record by The Vlad Vendrow Trust dated March 13, 2007; (iii) 35,000 shares of Class A common stock issuable pursuant to a stock option exercisable within 60 days of March 10, 2016; (iv) 2,152,872 shares of Class B common stock held of record by The Vlad Vendrow Trust dated March 13, 2007; (v) 1,500,000 shares of Class B common stock held of record by The Vlad Vendrow 2015 Annuity Trust dated October 30, 2015; (vi) 188,100 shares of Class B common stock held of record by his children; and (vii) 118,500 shares of Class B common stock issuable pursuant to stock options exercisable within 60 days of March 10, 2016. As sole trustee of the Trust, Mr. Vendrow may be deemed to hold voting and dispositive power with respect to the shares held by the Trust. Mr. Vendrow may be deemed to hold voting and dispositive power with respect to the shares held by him and by his children. The address for these entities is c/o RingCentral, Inc., 20 Davis Drive, Belmont, California 94002.
(3)	Consists of (i) 3,463,647 shares of Class A common stock held of record by The Vanguard Group, Inc.; (ii) 115,882 shares of Class A common stock held of record by Vanguard Fiduciary Trust Company (“VFTC”); and (iii) 2,900 shares of Class A common stock held of records by Vanguard Investments Australia, Ltd. (“VIA”). VFTC and VIA are wholly-owned subsidiaries of The Vanguard Group, as result of the relationships described in this footnote, The Vanguard Group may be deemed to share beneficial ownership of the shares held by VFTC and VIA. The address for these entities is 100 Vanguard Blvd., Malvern, PA 19355.
(4)	Consists of (i) 11,735 shares of Class A common stock held of record by Mr. Hosein; (ii) 84,513 shares of Class A common stock issuable pursuant to stock options exercisable within 60 days of March 10, 2016; and (iii) 560,318 shares of Class B common stock issuable pursuant to stock options exercisable within 60 days of March 10, 2016.
(5)	Consists of (i) 30,525 shares of Class A common stock held of record by Ms. Makagon; (ii) 61,873 shares of Class A common stock issuable pursuant to stock options exercisable within 60 days of March 10; and (iii) 463,397 shares of Class B common stock issuable pursuant to stock options exercisable within 60 days of March 10, 2016.
(6)	Consists of (i) 20,211 shares of Class A common stock held of record by Mr. Marlow; (ii) 65,831 shares of Class A common stock issuable pursuant to stock options exercisable within 60 days of March 10, 2016; (iii) 383,334 shares of Class B common stock held of record by the M&M Double Happiness Revocable Trust dated 06/09/2003; (iv) 12,500 shares of Class B common stock held of record by the CAM Double Happiness Trust dated 07/11/2011; (v) 12,500 shares of Class B common stock held of record by the JEM Double Happiness Trust dated 07/11/2011; and (vi) 301,789 shares of Class B common stock issuable pursuant to stock options exercisable within 60 days of March 10, 2016.
(7)	Consists of (i) 112,300 shares of Class A common stock held of record by Mr. Sipes; (ii) 73,758 shares of Class A common stock issuable pursuant to stock options exercisable within 60 days of March 10, 2016; and (iii) 67,715 shares of Class B common stock issuable pursuant to stock options exercisable within 60 days of March 10, 2016.
(8)	Consists of 11,554 shares of Class A common stock issuable pursuant to RSUs that will vest within 60 days of March 10, 2016.
(9)	Consists of 14,488 shares of Class A common stock issuable pursuant to RSUs that will vest within 60 days of March 10, 2016.
(10)	Consists of 11,554 shares of Class A common stock issuable pursuant to RSUs that will vest within 60 days of March 10, 2016. Mr. Kourey is not standing for re-election at the Annual Meeting, but will continue to serve as a member of our board of directors until the expiration of his current term ending on the date of the Annual Meeting.
(11)	Consists of (i) 11,554 shares of Class A common stock issuable pursuant to RSUs that will vest within 60 days of March 10, 2016; (ii) 44,939 shares of Class A common stock issuable pursuant to stock options exercisable within 60 days of March 10, 2016; and (iii) 30,000 shares of Class B common stock issuable pursuant to stock options exercisable within 60 days of March 10, 2016.
(12)	Mr. Thygesen does not beneficially own any shares of our common stock as of March 10, 2016.

(13)	Consists of (i) 594,878 shares of Class A common stock held of record by our current directors and officers; (ii) 49,150 shares of Class A common stock issuable pursuant to RSUs that will vest within 60 days of March 10, 2016; (iii) 514,530 shares of Class A common stock issuable pursuant to stock options exercisable within 60 days of March 10, 2016; (iv) 8,388,010 shares of Class B common stock held of record by our current directors and officers; and (v) 2,974,885 shares of Class B common stock issuable pursuant to stock options exercisable within 60 days of March 10, 2016.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In addition to the compensation arrangements, including employment, termination of employment and change in control arrangements discussed above in the sections titled “Board of Directors and Corporate Governance – Non-Employee Director Compensation” and “Executive Compensation,” the following is a description of each transaction since January 1, 2015 and each currently proposed transaction in which:

•	we have been or are to be a participant;

•	the amount involved exceeded or exceeds $120,000; and

•	any of our directors, executive officers, or holders of more than 5% of our capital stock, or any immediate family member of, or person sharing the household with, any of these individuals, had or will have a direct or indirect material interest.

Investor Rights Agreement

We are party to an investor rights agreement which provides, among other things, that certain holders of our common stock, including stockholders affiliated with some of our directors, have the right to request that we file a registration statement or request that their shares be covered by a registration statement that we are otherwise filing.

Limitation of Officer and Director Liability and Indemnification Arrangements

Our certificate of incorporation and bylaws each provide that we will indemnify our directors and officers and may indemnify our employees and other agents, to the fullest extent permitted by the Delaware General Corporation Law, which prohibits our certificate of incorporation from limiting the liability of our directors for the following:

•	any breach of the director’s duty of loyalty to us or to our stockholders;

•	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	unlawful payment of dividends or unlawful stock repurchases or redemptions; or

•	any transaction from which the director derived an improper personal benefit.

If Delaware law is amended to authorize corporate action further eliminating or limiting the personal liability of a director, then the liability of our directors will be eliminated or limited to the fullest extent permitted by Delaware law, as so amended. Our certificate of incorporation will not eliminate a director’s duty of care and, in appropriate circumstances, equitable remedies, such as injunctive or other forms of non-monetary relief, remain available under Delaware law. This provision also does not affect a director’s responsibilities under any other laws, such as the federal securities laws or other state or federal laws. Under our bylaws, we will also be empowered to purchase insurance on behalf of any person whom we are required or permitted to indemnify.

In addition to the indemnification required in our certificate of incorporation and bylaws, we have entered into indemnification agreements with each of our current directors and executive officers. These agreements provide for the indemnification of our directors and executive officers for certain expenses and liabilities incurred in connection with any action, suit, proceeding or alternative dispute resolution mechanism, or hearing, inquiry or investigation that may lead to the foregoing, to which they are a party, or are threatened to be made a party, by reason of the fact that they are or were a director, officer, employee, agent or fiduciary of our company, or any of our subsidiaries, by reason of any action or inaction by them while serving as an officer, director, agent or fiduciary, or by reason of the fact that they were serving at our request as a director, officer, employee, agent or fiduciary of another entity. Under the indemnification agreements, indemnification will only be provided in situations where the indemnified parties acted in good faith and in a manner they reasonably believed to be in or not opposed to our best interest, and with respect to any criminal action or proceeding, to situations where they had no reasonable cause to believe the conduct was unlawful. In the case of an action or proceeding by or in the right of our company or any of our subsidiaries, no indemnification will be provided for any claim where a court determines that the indemnified party is prohibited from receiving indemnification. We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. We also maintain directors’ and officers’ liability insurance.

The limitation of liability and indemnification provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and our stockholders. A stockholder’s investment may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. There is no pending litigation or proceeding naming any of our directors or officers as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

Other than as described above under this section titled “Certain Relationships and Related Party Transactions,” since January 1, 2015, we have not entered into any transactions, nor are there any currently proposed transactions, between us and a related party where the amount involved exceeds, or would exceed, $120,000, and in which any related person had or will have a direct or indirect material interest. We believe the terms of the transactions described above were comparable to terms we could have obtained in arm’s-length dealings with unrelated third parties.

Policies and Procedures for Related Party Transactions

We have adopted a policy that our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of any class of our common stock and any members of the immediate family of any of the foregoing persons are not permitted to enter into a related party transaction with us without the prior consent of our audit committee. Any request for us to enter into a transaction with an executive officer, director, nominee for election as a director, beneficial owner of more than 5% of any class of our common stock or any member of the immediate family of any of the foregoing persons, in which the amount involved exceeds $120,000 and such person would have a direct or indirect interest must first be presented to our audit committee for review, consideration and approval. In approving or rejecting any such proposal, our audit committee considers the material facts of the transaction, including, but not limited to, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction. In addition, our board of directors has delegated to each of our CEO, our CFO and our General Counsel, as appropriate, the authority to review and approve, as applicable, any such transaction in which the aggregate amount involved is expected to be less than $120,000, provided that such person charged with such review or approval is not the related person. In connection with each regularly scheduled meeting of our audit committee, a summary of each related party transaction approved in accordance with this paragraph shall be provided to the audit committee for its review.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act, as amended, requires that our executive officers and directors, and persons who own more than 10% of our common stock, file reports of ownership and changes of ownership with the SEC. Such directors, executive officers and 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

SEC regulations require us to identify in this proxy statement anyone who filed a required report late during the most recent year. Based on our review of forms we received, or written representations from reporting persons stating that they were not required to file these forms, we believe that during our fiscal ended December 31, 2015, all Section 16(a) filing requirements were satisfied on a timely basis, except for: (i) a Form 4 that was inadvertently filed late on behalf of Mr. Shmunis, our CEO and Chairman, on May 5, 2015 in connection with the conversion of certain shares of Class B common stock held indirectly by Mr. Shmunis into shares of Class A common stock; and (ii) a Form 4 that was inadvertently filed late on behalf of Mr. Sipes, our Executive Vice President and Chief Revenue Officer, on April 1, 2016 in connection with the exercise of certain options to purchase shares of Class B common stock and the concurrent conversion of such shares of Class B common into shares of Class A common stock. Such late filings did not result in any liability under Section 16(b) of the Exchange Act.

2015 Annual Report and SEC Filings

Our financial statements for the year ended December 31, 2015 are included in our annual report on Form 10-K filed with the SEC on February 29, 2016, and which we will also make available to stockholders at the same time as this proxy statement. Our annual report and this proxy statement are posted on our website at ir.ringcentral.com and are available from the SEC at its website at www.sec.gov. You may also obtain a copy of our annual report without charge by sending a written request to Investor Relations, RingCentral, Inc., 20 Davis Drive, Belmont, California 94002.

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The board of directors does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented at the Annual Meeting, the persons named in the enclosed proxy card will have discretion to vote shares they represent in accordance with their own judgment on such matters.

It is important that your shares be represented at the Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote by telephone or by using the Internet as instructed on the enclosed proxy card or execute and return, at your earliest convenience, the enclosed proxy card in the envelope that has also been provided.

THE BOARD OF DIRECTORS

Belmont, California
April 11, 2016

RingCentral
C123456789
IMPORTANT ANNUAL MEETING INFORMATION 000004
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MR A SAMPLE
ENDORSEMENT LINE SACKPACK
Electronic Voting Instructions
ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6
DESIGNATION (IF ANY)
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on May 5, 2016.
Vote by Internet
Go to www.investorvote.com/RING
Or scan the QR code with your smartphone
Follow the steps outlined on the secure website
Vote by telephone
Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
Follow the instructions provided by the recorded message
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X
Annual Meeting Proxy Card 1234 5678 9012 345
IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.
A Proposals — The Board of Directors recommends a vote FOR Proposals 1-3 and a vote of every 1 YEAR for Proposal 4
1. To elect the following five (5) directors nominated by our board of directors and named in the proxy statement (Proposal One). +
For Withhold For Withhold For Withhold
01 - Vladimir Shmunis 02 - Neil Williams 03 - Robert Theis 04 - Michelle McKenna-Doyle 05 - Allan Thygesen
For Against Abstain For Against Abstain
2. To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2016 (Proposal Two).
3. To approve, on an advisory (non-binding) basis, the named executive officers’ compensation, as disclosed in the proxy statement (Proposal Three).
4. To approve, on an advisory (non-binding) basis, the frequency of advisory votes to approve the named executive officers’ compensation (Proposal Four).
1 Year 2 Years 3 Years Abstain
B Non-Voting Items
Change of Address — Please print your new address below. Comments — Please print your comments below.
Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting.
C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.
Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.
C 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND
1UP X
2748551
+
02AMNC

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.
Proxy — RINGCENTRAL, INC.
Notice of 2016 Annual Meeting of Stockholders
RingCentral, Inc.
20 Davis Drive Belmont, CA 94002
Proxy Solicited by Board of Directors for Annual Meeting – May 6, 2016
To Our Stockholders:
The Annual Meeting of the Stockholders of RingCentral, Inc. will be held at 10:00 AM, Pacific Daylight Time, on Friday May 6, 2016 at Sofitel San Francisco Bay, located at 223 Twin Dolphin Drive, Redwood City, CA 94065, for the purpose of considering and acting upon the proposals set forth on the reverse side of this form.
Shareholders of record at the close of business on March 29, 2016 will be entitled to vote at the Annual Meeting or any adjournments thereof.
I hereby appoint Vladimir Shmunis, Clyde Hosein and Bruce Johnson, and each of them, with full power of substitution and revocation, as proxies to vote all shares of Class A Common Stock and Class B Common Stock of RingCentral, Inc. which I am entitled to vote at the Annual Meeting of Stockholders or any adjournment thereof, with the authority to vote as designated on the reverse side.
IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED AS THE BOARD RECOMMENDS.
THIS PROXY CONFERS DISCRETIONARY AUTHORITY ON THE PROXY HOLDERS TO VOTE AS TO ANY OTHER MATTER THAT IS PROPERLY BROUGHT BEFORE THE ANNUAL MEETING.
PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED PREPAID ENVELOPE.